UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Teradyne, Inc.

(Name of Registrant as Specified In Its Charter)

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TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Teradyne, Inc., a Massachusetts corporation, will be held on Tuesday, May 24, 2011 at 10:00 A.M. Eastern Time, at the offices of Teradyne, Inc. at 600 Riverpark Drive, North Reading, Massachusetts 01864, for the following purposes.

1. To elect the eight nominees named in the accompanying proxy statement to the Board of Directors to serve as directors for a one-year term.

2. To conduct an advisory vote on the compensation of the Company’s named executive officers.

3. To conduct an advisory vote on the frequency of the shareholder advisory vote on the compensation of the Company’s named executive officers.

4. To approve the material terms of the performance goals of the 2006 Equity and Cash Compensation Incentive Plan.

5. To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

6. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Shareholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on April 1, 2011, the record date fixed by the Board of Directors for such purpose.

By Order of the Board of Directors,

Charles J. Gray, Secretary

April 14, 2011

Shareholders are requested to vote in one of the following three ways: (1) by completing,

signing and dating the proxy card provided by Teradyne and returning it by return mail to

Teradyne in the enclosed envelope or at the address indicated on the proxy card, (2) by completing a proxy using the toll-free telephone number listed on the proxy card, or (3) by completing a proxy on the Internet at the address listed on the proxy card.

i

TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

PROXY STATEMENT

April 14, 2011

Proxies in the form provided by Teradyne, Inc. (“Teradyne” or the “Company”) are solicited by the Board of Directors (“Board”) of Teradyne for use at the Annual Meeting of Shareholders to be held on Tuesday, May 24, 2011, at 10:00 A.M. Eastern Time, at the offices of Teradyne, Inc. at 600 Riverpark Drive, North Reading, Massachusetts 01864.

Only shareholders of record as of the close of business on April 1, 2011 (the “Record Date”) will be entitled to vote at this annual meeting and any adjournments thereof. As of the Record Date, 185,380,023 shares of common stock were issued and outstanding. Each share outstanding as of the Record Date will be entitled to one vote, and shareholders may vote in person or by proxy. Delivery of a proxy will not in any way affect a shareholder’s right to attend the annual meeting and vote in person. Any shareholder delivering a proxy has the right to revoke it only by written notice to the Secretary or Assistant Secretary delivered at any time before it is exercised, including at the annual meeting. All properly completed proxy forms returned in time to be cast at the annual meeting will be voted.

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be Held on May 24, 2011

This Proxy Statement and the Accompanying Annual Report on Form 10-K, Letter to Shareholders, and Notice, are available at www.proxyvote.com

At the meeting, the shareholders will consider and vote upon the following proposals put forth by the Board:

1. To elect the eight nominees named in this proxy statement to the Board of Directors to serve as directors for a one-year term.

2. To conduct an advisory vote on the compensation of the Company’s named executive officers.

3. To conduct an advisory vote on the frequency of the shareholder advisory vote on the compensation of the Company’s named executive officers.

4. To approve the material terms of the performance goals of the 2006 Equity and Cash Compensation Incentive Plan.

5. To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

The Board recommends that you vote FOR the Proposal Nos. 1, 2, 4 and 5 and for THREE years on Proposal No. 3.

On or about April 14, 2011, the Company mailed to its stockholders of record as of April 1, 2011 a notice containing instructions on how to access this proxy statement and the Company’s annual report online and to vote. Also on April 14, 2011, the Company began mailing printed copies of these proxy materials to stockholders that have requested printed copies.

If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet. If you received a notice by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting such materials included in the notice.

If a shareholder completes and submits a proxy, the shares represented by the proxy will be voted in accordance with the instructions for such proxy. If a shareholder submits a proxy card but does not fill out the voting instructions, shares represented by such proxy will be voted FOR Proposal Nos. 1, 2, 4 and 5, and will be voted in favor of three years on Proposal No. 3.

Shareholders may vote in one of the following three ways:

1. by completing, signing and dating the proxy card provided by Teradyne and returning it in the enclosed envelope or by return mail to Teradyne at the address indicated on the proxy card,

2. by completing a proxy using the toll-free telephone number listed on the proxy card or notice, or

3. by completing a proxy on the Internet at the address listed on the proxy card or notice.

A majority of the outstanding shares represented at the meeting in person or by proxy shall constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. For this annual meeting, on all matters being submitted to shareholders, an affirmative vote of at least a majority of the shares voting on the matter at the meeting is required for approval. The vote on each matter submitted to shareholders is tabulated separately. Abstentions are not included in the number of shares present, or represented, and voting on each separate matter. Broker “non-votes” are also not included. An automated system administered by Teradyne’s transfer agent tabulates the votes.

The Board knows of no other matter to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted in accordance with the judgment of those officers named as proxies and in accordance with the Securities and Exchange Commission’s (“SEC’s”) proxy rules. See the section entitled “Shareholder Proposals for 2012 Annual Meeting of Shareholders” for additional information.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board presently consists of eight members, seven of whom are independent directors. Each director is elected annually for a one-year term. The terms of the directors expire at the 2011 Annual Meeting of Shareholders. The Board, based on the recommendation of the Nominating and Corporate Governance Committee, has nominated all current directors for re-election. Teradyne has no reason to believe that any of the nominees will be unable to serve; however, if that should be the case, proxies will be voted for the election of some other person (nominated in accordance with Teradyne’s bylaws) or the Board will decrease the number of directors that currently serve on the Board. If elected, each director will hold office until the 2012 Annual Meeting of Shareholders.

The Board recommends a vote FOR the election to the Board of each of Messrs. Bagley, Bradley, Carnesale, Christman, Gillis, Guertin, Tufano and Vallee.

The following table sets forth the nominees to be elected at this annual meeting, the year each person was first appointed or elected, the principal occupation of that person during at least the past five years, that person’s age, any other public company boards on which he serves or has served in the past five years, and the nominee’s qualifications to serve on the Board. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he should serve as a director, Teradyne also believes that all of its director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Teradyne and the Board. Additionally, Teradyne values the directors’ significant experience on other public company boards of directors and board committees.

Nominees for Directors

Name	Year Became Director	Background and Qualifications
James W. Bagley	1996

Mr. Bagley, 72, has served as Executive Chairman of the Board of Directors of Lam Research Corporation since June 2005 and previously, from September 1998 to June 2005, served as Chief Executive Officer and Chairman of the Board of Directors and, from August 1997 until September 1998, served as Chief Executive Officer and director. He served as Chairman and Chief Executive Officer of OnTrak Systems, Inc. from May 1996 until July 1997. From November 1981 until May 1996, Mr. Bagley served in various capacities at Applied Materials, Inc., including President and Chief Operating Officer from 1987 through 1993, Vice Chairman and Chief Operating Officer from January 1994 until October 1995, and Vice Chairman from October 1995 until May 1996. Since 1997, Mr. Bagley has served as a director of Micron Technology, Inc.

Mr. Bagley contributes valuable executive experience within the semiconductor equipment industry and widespread knowledge of the issues confronting complex global technology and manufacturing companies.

Michael A. Bradley	2004

Mr. Bradley, 62, has served as a director since April 2004 and as Chief Executive Officer since May 2004 and as President since May 2003. He served as President of Semiconductor Test Division from April 2001 until May 2003 and as Chief Financial Officer from July 1999 until April 2001. He served in various Vice President positions within Teradyne from 1992 until 2001. Including service with the predecessor company, Mykrolis Corporation, Mr. Bradley has served as a director of Entegris, Inc. since 2001.

Mr. Bradley contributes valuable executive experience from his 32 years in multiple management roles, including as President and Chief Executive Officer, within Teradyne.

Name	Year Became Director	Background and Qualifications
Albert Carnesale	1993

Mr. Carnesale, 74, has served as Chancellor Emeritus and Professor of the University of California, Los Angeles since July 2006 and served as Chancellor from July 1997 to July 2006. He served as Provost of Harvard University from October 1994 until June 1997 and was the Dean of The John F. Kennedy School of Government from November 1991 through December 1995 where he also served as Professor of Public Policy from 1974 through 1997. From August 2005 to October 2008, Mr. Carnesale served as a director of Westwood One, Inc.; since May 2009, as a director of Nano Pacific Holdings, Inc.; and since February 2011, as a director of Amicrobe, Inc. He was recently appointed to the U.S. Department of Energy’s Blue Ribbon Commission on America’s Nuclear Future.

Mr. Carnesale contributes a very broad business perspective as well as extensive domestic and foreign public policy expertise.

Daniel W. Christman	2010

Mr. Christman, 67, has served as Senior Counselor to the President of the U.S. Chamber of Commerce since 2009 and served as Senior Vice President of International Affairs at the Chamber from 2003 until 2009. In 2001, he retired in the grade of Lieutenant General after a career in the United States Army that spanned more than 36 years. Immediately prior to his retirement, Mr. Christman served as the Superintendent of the United States Military Academy at West Point from 1996 to 2001. From 1994 to 1996, he served as Assistant to the Chairman of the Joint Chiefs of Staff of the United States. Mr. Christman has served as a director of Entegris, Inc., and its predecessor company Mykrolis Corporation, since 2001. Mr. Christman served as a director of the United Services Automobile Association from 1995 to November 2010 and as a director of Ultralife Batteries, Inc. from 2001 to March 2010. He served as Chairman of Ultralife Batteries, Inc. from September 2009 to March 2010.

Mr. Christman contributes his considerable experience with international business issues as well as expertise in leadership and management gained from his 36 plus years as a military leader.

Name	Year Became Director	Background and Qualifications
Edwin J. Gillis	2006

Mr. Gillis, 62, has worked as a business consultant and private investor since January 2006. From July 2005 to December 2005, he served as Senior Vice President of Administration and Integration of Symantec Corporation, following the merger of Veritas Software Corporation and Symantec Corporation. He served as Executive Vice President and Chief Financial Officer of Veritas Software Corporation from November 2002 to June 2005. From September 1995 to November 2002, Mr. Gillis served as the Executive Vice President and Chief Financial Officer of Parametric Technology Corporation. From 1991 to September 1995, Mr. Gillis served as the Chief Financial Officer of Lotus Development Corporation. Prior to joining Lotus, Mr. Gillis was a Certified Public Accountant and partner at Coopers & Lybrand L.L.P. Since November 2007, Mr. Gillis has served as a director of LogMeIn, Inc. Since November 2009, Mr. Gillis has served as a director of Sophos Plc. From 2007 to its acquisition by BMC Software in 2008, Mr. Gillis served as a director of BladeLogic, Inc. From 2006 to its acquisition by Dell Computer in 2008, Mr. Gillis served as a director of EqualLogic, Inc.

Mr. Gillis contributes extensive experience relating to the issues confronting global technology companies and financial reporting expertise as a former Chief Financial Officer of several publicly-traded technology companies.

Timothy E. Guertin	2011

Mr. Guertin, 61, has served as Chief Executive Officer of Varian Medical Systems, Inc. since February 2006 and President since August 2005. He served as Chief Operating Office from October 2004 to February 2006 and as Corporate Executive Vice President from October 2002 to August 2006. Prior to that time, he was President of Varian’s Oncology Systems business unit from 1992 to January 2005 and a Corporate Vice President from 1992 to 2002.

Mr. Guertin contributes executive experience at a global technology and manufacturing company with issues similar to those confronting Teradyne.

Name	Year Became Director	Background and Qualifications
Paul J. Tufano	2005

Mr. Tufano, 57, has served as Executive Vice President and Chief Financial Officer of Alcatel-Lucent since December 2008. Prior to that, Mr. Tufano served as Executive Vice President and Chief Financial Officer of Solectron Corporation from January 2006 to October 2007 and as Interim Chief Executive Officer from February 2007 to October 2007. Prior to joining Solectron, Mr. Tufano served as President and Chief Executive Officer at Maxtor Corporation from February 2003 to November 2004. Prior to that time, he served as Executive Vice President and Chief Operating Officer from April 2001 and as Chief Financial Officer from July 1996 at Maxtor Corporation. From 1979 until he joined Maxtor Corporation in 1996, Mr. Tufano held a variety of management positions in finance and operations at International Business Machines Corporation.

Mr. Tufano contributes widespread knowledge of the issues confronting complex technology and manufacturing companies and extensive financial reporting expertise.

Roy A. Vallee	2000

Mr. Vallee, 58, has been Chairman of the Board of Directors and Chief Executive Officer of Avnet, Inc. since July 1998 and a director of Avnet, Inc. since 1991. From November 1992 until July 1998, he was Vice Chairman of the Board of Directors of Avnet, Inc. He also served as President and Chief Operating Officer of Avnet, Inc. from March 1992 until July 1998. Since 2003, Mr. Vallee has served as a director of Synopsys, Inc. He serves on the Federal Reserve’s 12th District Advisory Council and the Board of the National Association of Wholesalers.

Mr. Vallee contributes valuable executive experience within the global technology industry as well as extensive knowledge of the issues affecting complex technology companies.

PROPOSAL NO. 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company is providing shareholders with the opportunity at the 2011 Annual Meeting to vote on the following advisory resolution, commonly known as “Say-on-Pay”:

RESOLVED, that the shareholders of the Company approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables”.

Teradyne’s Board of Directors has implemented an executive compensation program that rewards performance. The Board fosters a performance-oriented environment by tying a significant portion of each executive officer’s cash and equity compensation to the achievement of performance targets that are important to the Company and its shareholders. The Board of Directors has designed the Company’s executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve the Company’s corporate objectives and increase shareholder value. The Company believes that the compensation policies and program are centered on a pay-for-performance philosophy and are strongly aligned with the long-term interests of shareholders.

The performance-based executive compensation program resulted in compensation for the Company’s named executive officers that reflects the Company’s outstanding financial results for 2010. In 2010, Teradyne had one of the most successful years in the Company’s history driven by a record rate of profitability. The Company achieved not only a record rate of profitability for the year, but profitability above its model for each of the quarters in 2010. Revenue of $1.6 billion for 2010 nearly doubled that of 2009. The Company generated record free cash flow and delivered its highest earnings per share in 10 years. The Company’s performance-based variable compensation is tied both to its rate of profitability and to the achievement of certain business goals. Due to the Company’s record rate of profitability and achievement of business goals, executive officers received the maximum 200% of their target variable cash compensation payout and 200% of their target performance-based restricted stock units.

The compensation of the executive officers over the last three years demonstrates the correlation between pay and performance. The 2010 compensation for the named executive officers contrasts to compensation received for 2008 and 2009 where executive officers took voluntary pay cuts and received cash variable compensation well below target. For 2009, executive officers received a 39% payout of target variable cash compensation, were not granted any performance-based restricted stock units and took base salary pay cuts which were only restored late in the year when business improved. Similarly, in 2008, the executive officers received a 45% payout of target variable cash compensation and none of their performance-based restricted stock units were received following the severe industry downtown.

The Company will report the results of the vote in a Form 8-K following the annual shareholders meeting. The Company also will disclose in subsequent proxy statements how the Company’s compensation policies and decisions take into account the results of the shareholder advisory vote on executive compensation.

The Board recommends a vote FOR the advisory resolution approving the compensation of the Company’s named executive officers as described in this proxy statement.

PROPOSAL NO. 3

ADVISORY VOTE ON WHETHER THE ADVISORY VOTE ON APPROVAL OF COMPENSATION OF NAMED EXECUTIVE OFFICERS SHOULD OCCUR EVERY ONE, TWO OR THREE YEARS

The Company is providing shareholders with the opportunity at the 2011 Annual Meeting to vote on the following advisory resolution, commonly known as “Say-on-Frequency”:

RESOLVED, that the shareholders of the Company approve, in a non-binding, advisory vote, that the frequency with which the shareholders of the Company shall have an advisory vote on the compensation of the Company’s named executive officers set forth in the Company’s proxy statement is:

Choice 1 – Every year;

Choice 2 – Every two years;

Choice 3 – Every three years; or

Choice 4 – Abstain.

The Board of Directors believes that shareholders should have the opportunity to vote on the compensation of the Company’s named executive officers every three years consistent with the Company’s long-term approach to executive compensation. While the Compensation Committee and the Board regularly review compensation, the Company’s compensation program is designed to enhance long-term growth and performance, and incentivize employees on a long-term basis. The Board has adopted a consistent compensation approach from year-to-year and does not make frequent changes to the Company’s program.

This long-term view of compensation is consistent with how Company management administers and evaluates the Company’s business. Teradyne’s business is highly cyclical with variable financial performance over a cycle. Management assesses business and financial performance over the cycle, rather than in any particular year. The Board believes that a triennial vote will foster a more long-term view of compensation consistent with the Company’s business cycle and compensation philosophy.

Shareholders may vote for one year, two years or three years or may abstain from voting on the proposal. The Company will report the results of the vote in a Form 8-K following the annual shareholders meeting. In addition, the Company will disclose in a Form 8-K to be filed no later than October 21, 2011, 150 days subsequent to the date of the annual meeting, the decision by the Company as to the frequency of shareholder votes on executive compensation in light of the results of this shareholder advisory vote.

The Board recommends a vote FOR having the advisory vote to approve the compensation of the Company’s named executive officers every THREE years.

PROPOSAL NO. 4

APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS

OF THE 2006 EQUITY AND CASH COMPENSATION INCENTIVE PLAN

The Company is asking shareholders to reapprove the material terms of the performance goals of the Company’s 2006 Equity and Cash Compensation Incentive Plan (the “Plan”), including the class of persons eligible to receive awards under the Plan, the business criteria for the performance-based awards, and the maximum award amount payable to an employee under the Plan. This reapproval is being sought to enable the entire amount of “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) that is paid to the Company’s chief executive officer and the next three most highly compensated executive officers (excluding the principal financial officer) to be exempt from the $1 million deduction limit that would otherwise apply.

Teradyne’s shareholders previously approved the Plan at the Company’s annual meeting of shareholders in May 2006. However, Section 162(m) of the Code requires shareholder reapproval of the material terms of the performance goals every five years. Accordingly, because it has been five years since the Plan was initially approved, the Company is now seeking the required reapproval.

The following is a description of both the material terms of the performance goals of the Plan that shareholders are being asked to reapprove, and the material terms of the Plan, generally. The complete text of the Plan is attached as Appendix A to this Proxy Statement.

Description of the Material Terms of Performance Goals for Which Approval is Sought

Shareholders are being asked to reapprove the following “material terms of performance goals” pursuant to Section 162(m).

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Class of Eligible Employees. Equity ownership and compensation opportunities in Teradyne (each, an “Award”) under the Plan may be made to any employee, officer, director, consultant or advisor of the Company or its subsidiaries.

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Performance Criteria for Applicable Awards. Awards may be granted subject to time-based vesting schedules and/or performance-based vesting measured by Performance Criteria specified in an Award. “Performance Criteria” means any one or more of the following performance criteria, applied to either Teradyne as a whole or to a division, business unit or subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee (the “Committee”) in the Award: cash flow; earnings per share; earnings before interest, taxes and amortization; return on equity; total shareholder return; share price performance; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; income from operations less restructuring and other, net, amortization of intangibles and acquisition and divestiture related charges or credits; operating margin or profit margin; return on operating revenue; return on invested capital; market segment share; product release schedules; new product innovation; product cost reduction; brand recognition/acceptance; product ship targets; process improvement results; verification of business strategy and/or business plan; improvement of strategic position; adaptation to changes in the marketplace or environment; or customer satisfaction. If the Award is subject to Performance Criteria and the Award so provides, evaluation of achievement against Performance Criteria may take into account any of the following events that occurs during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax law; accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs and any extraordinary non-recurring charges or other events.

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Maximum Award Amounts. The Plan provides that no participant may be granted stock-based Awards during any one fiscal year to purchase more than 2 million shares of common stock, and that no participant may be granted a variable compensation award that would result in a payment of more than $3 million during any one fiscal year.

General Description of the Plan

The purpose of the Plan is to provide Awards to employees, officers, directors, consultants and advisors of Teradyne and its subsidiaries, all of whom are eligible to receive Awards under the Plan. Under present law, however, incentive stock options within the meaning of Section 422 of the Code, a type of stock-based Award that may be granted pursuant to the Plan, may be granted only to employees of Teradyne or subsidiaries of Teradyne. Any person to whom an Award is granted will be called a “Participant.” There are currently approximately 2,900 employees who are eligible to be Participants in the Plan.

The Plan is administered by the Compensation Committee composed solely of members of Teradyne’s board of directors that are “independent,” as defined pursuant to Rule 10A-3(b)(1) of the Exchange Act and Rule 303A.02 of the NYSE Listed Company Manual. The Committee has the authority to grant Awards, to adopt, amend and repeal rules relating to the Plan, to interpret and correct the provisions of the Plan and any Award, and subject to the limitations of the Plan, to modify and amend any Award, except that the Committee may not reprice Awards without shareholder approval or accelerate the vesting of full-value stock-based Awards without shareholder approval other than in the event of death, disability or retirement of a Participant or an acquisition of Teradyne by another entity. The Plan also provides that authority to grant Awards to employees may be delegated to one or more executive officers of Teradyne, with certain limitations.

Awards under the Plan may be either or both stock- and cash-based. Stock-based Awards may take the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, phantom stock or any other stock-based interests as the Committee shall determine.

Awards may be granted subject to time-based vesting schedules and/or performance-based vesting measured by Performance Criteria specified in an Award. A summary of the Performance Criteria and the ability to consider certain events effecting Performance Criteria is outlined above.

Stock-Based Awards

Authorized Shares. The number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan was originally 12 million shares of Common Stock in May 2006, when the Plan was first approved by the shareholders. The shareholders approved an increase in the number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan to 22 million at the 2009 Annual Meeting. As of January 1, 2011, the number of shares of Common Stock that remained available for issuance was approximately 10 million. The maximum number of shares of stock-based Awards that may be granted to any individual Participant under the Plan during any one fiscal year may not exceed 2 million.

Terms of Stock-Based Awards. The Committee shall determine the terms and conditions of each stock-based Award, including the number of shares subject to such Award or a formula for making this determination; the exercise or purchase price, as applicable, of such Award (subject to limitations discussed subsequently) and the means of payment for shares; the vesting schedule; the Performance Criteria, if any, that determine the number of shares or options granted, issued, retainable and/or vested; other terms and conditions on the grant, issuance and/or forfeiture of the shares or options; and such further terms and conditions as may be determined by the Committee.

Stock Options. Stock options represent the right to purchase shares of Common Stock within a specified period of time at a specified price. The exercise price for options will be not less than 100% (110% for an incentive stock option granted to a 10% or more shareholder) of the fair market value of Common Stock on the date of grant. The aggregate fair market value, determined on the date the option is granted, of the stock for which any person may be granted incentive stock options which become exercisable for the first time by such person in any calendar year cannot exceed the sum of $100,000 or such sum as is allowed by the Code (determined on the date such option is granted). No incentive stock option will be granted to a person who is not an “employee” as defined in the applicable provisions of the Code, and regulations issued thereunder. Options shall expire in no more than ten years (five years in the case of an incentive stock option granted to a 10% or more shareholder) after the date of grant.

Each option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable, by delivery of a properly signed written notice of exercise to Teradyne at its principal office address or to such transfer agent as Teradyne shall designate, or by notification to the Teradyne-designated third party commercial provider. The Committee has the right to accelerate the date of exercise of any installment of any option at any time, despite the fact that such acceleration may disqualify all or part of any option as an incentive stock option. Payment for the exercise of options under the Plan may be made by one or any combination of the following forms of payment:

•	by cash or by check payable to the order of Teradyne, or by fund transfer from the holder’s account maintained with the Teradyne-designated third party commercial provider, if any,

•

at the discretion of the Committee, through delivery of shares of Common Stock having a fair market value equal as of the date of exercise to the cash exercise price of the option, provided that such shares were not acquired by the Participant in the prior six months, or

•	at the discretion of the Committee, by delivery of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the option by the optionee’s broker or selling agent.

Stock Appreciation Rights. A stock appreciation right (an “SAR”) is an Award entitling the holder, upon exercise, to receive cash or shares of Common Stock, or a combination thereof, in an amount determined solely by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. SARs may be granted separately from or expressly in tandem with an option. An SAR granted in tandem with an option will be exercisable only at such time or times, and to the extent, that the related option is exercisable, provided that the SAR will generally terminate upon exercise of the related option and the option will terminate and no longer be exercisable upon the exercise of the related SAR.

Restricted Stock and Restricted Stock Units. Restricted stock is Common Stock that is subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Restricted stock units represent the right to receive shares of Common Stock in the future, with the right to future delivery of the shares subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Subject to any restrictions applicable to the Award, a Participant holding restricted stock, whether vested or unvested, will be entitled to enjoy all rights of a shareholder with respect to such restricted stock, including the right to receive dividends and to vote the shares. A Participant holding restricted stock units may not vote the shares represented by those units. Restricted stock and restricted stock units issued under the Plan will be subject to minimum vesting periods of no less than 1 year for Awards subject to Performance Criteria and no less than 3 years for all other restricted stock or restricted stock unit Awards, unless the applicable restricted stock and restricted stock unit Awards fall under the exception to minimum vesting periods described below.

Phantom Stock. Phantom stock is an Award entitling recipients to receive, in cash or shares, the fair market value of shares of Common Stock upon the satisfaction of conditions specified by the Committee in connection with the grant of such Award. A Participant may not vote the shares represented by a phantom stock Award.

Other Stock-Based Awards. The Plan provides the flexibility to grant other forms of Awards based upon Common Stock, having the terms and conditions established at the time of grant by the Committee. A minimum vesting period of no less than 1 year for full-value stock-based Awards subject to Performance Criteria and no less than 3 years for all other full-value stock-based Awards is required under the Plan, unless such Awards fall under the exception to minimum vesting periods described below.

Non-Employee Director Formula Grants. The Plan provides that each non-employee director of Teradyne will be automatically granted an Award, either in equity or cash, having a fair market value equal to (1) $110,000 on the date first elected or appointed to the Board (other than pursuant to an election at an annual meeting of shareholders), prorated daily to reflect the period between the director’s date of election or appointment and the date of the next annual grant, and (2) $110,000 on the date in each year which is the earlier of the date of the annual meeting of shareholders and the last Thursday in May. At the discretion of the Board of Directors, such Award may include any of the following, individually or in combination: a restricted stock unit, restricted stock, nonstatutory stock option, SAR or cash. Awards of restricted stock or restricted stock units to non-employee directors will have a minimum vesting period of no less than 1 year for Awards subject to Performance Criteria and no less than 3 years for all other Awards, unless such Awards fall under the exception to minimum vesting periods. Any options, SARs, phantom stock or other cash Awards issued to non-employee directors may, at the Committee’s discretion, be immediately exercisable on the date of grant. Awards granted under the Plan shall be in addition to the annual Board and committee cash retainers paid by Teradyne to non-employee directors.

Exception to Minimum Vesting Periods. The Committee can exclude from the minimum vesting period requirements up to 5% of the shares of Common Stock authorized for issuance under the Plan in the form of restricted stock Awards, restricted stock units and other stock-based Awards.

Adjustment. In the event of any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or event, the following shall be equitably adjusted:

•	the number and class of securities available for Awards under the Plan and the per-Participant share limit,

•	the number and class of securities, vesting schedule and exercise price per share subject to each outstanding Award, and

•	the repurchase price per security subject to repurchase.

The terms of each other outstanding stock-based Award shall be adjusted by Teradyne (or substituted Awards may be made) to the extent the Committee shall determine, in good faith, that such an adjustment (or substitution) is appropriate.

Cash Awards

In addition to permitting cash Awards to directors as described above, the Plan also permits the granting of cash Awards either alone, in addition to, or in tandem with other Awards granted under the Plan to Participants. These cash Awards may be based on a predetermined variable compensation factor and performance criteria, and may not exceed $3 million per fiscal year. The variable compensation factor is a percentage of the Participant’s base annual salary, starting at a minimum of 5% for new Participants. Variable compensation factors are reviewed annually and typically do not exceed 100%.

General Terms

Eligibility Under Section 162(m). In general, under Section 162(m) of the Code, Teradyne cannot deduct, for federal income tax purposes, compensation in excess of $1 million paid in a year to certain executive officers. This deduction limitation, however, does not apply to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The regulations under Section 162(m) of the Code contain a “safe harbor” that treats stock options granted at fair market value as qualified performance-based compensation (assuming certain other requirements are satisfied). Teradyne considered the limitations on deduction imposed by Section 162(m) of the Code when preparing the Plan. If the shareholders reapprove the material terms of the performance goals under the Plan, Teradyne expects that the entire amount of “qualified performance-based compensation” may be deductible under Section 162(m) of the Code.

Transferability. Except as the Committee may otherwise determine or provide in an Award, Awards may be transferred only by will or by the laws of descent and distribution; provided, however, that nonstatutory stock options may be transferred to a grantor retained annuity trust or a similar estate planning vehicle under which the trust is bound by all provisions of the option which are applicable to the holder thereof.

Treatment upon Acquisition. Unless otherwise expressly provided in the applicable Award, upon the occurrence of an acquisition of Teradyne by another entity, appropriate provision must be made for the continuation or the assumption by the surviving or acquiring entity of all Awards. In addition to or in lieu of the foregoing, the Committee may provide that Awards granted under the Plan must be exercised by a certain date or shall be terminated, that Awards shall be terminated in exchange for a cash payment, or that Awards under the Plan may be substituted for stock and stock-based awards issued by an entity acquired by or merged into Teradyne. The Committee is also authorized in connection with an acquisition of Teradyne to accelerate in full or in part any Awards of options, restricted stock, other stock-based Awards or Awards then-outstanding under the Plan that may be settled in whole or in part in cash.

Effect of Termination, Disability or Death. The Committee determines the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or designated beneficiary, may exercise rights under the Award, subject to applicable law and the provisions of the Code. The Committee is permitted to authorize in connection with the occurrence of such an event the acceleration in full or in part any Award of options or Awards that may be settled in cash. The Committee is permitted to authorize the acceleration of restricted stock or restricted stock unit Awards or other full-value stock-based Awards only in the event of the Participant’s disability, death, retirement or upon the acquisition in control of Teradyne by another entity.

Amendment of Awards. The Committee may, without shareholder approval, amend, modify or terminate any outstanding Award, except that: (1) the Committee may not materially and adversely change the terms of a Participant’s Award without the Participant’s consent; (2) previously-issued options may not be amended without shareholder approval to reduce the price at which such previously-issued options are exercisable or to extend the period of time beyond ten years for which such previously-issued options shall be exercisable; and (3) previously-issued full-value stock-based Awards may not be accelerated without shareholder approval, other than in the event of death, disability or retirement of a Participant or an acquisition of Teradyne.

Compliance with Section 409A. The Plan and every Award made pursuant to the Plan shall be construed, administered and enforced as necessary to comply with applicable requirements of Section 409A of the Code and the Treasury and IRS rulings and regulations issued thereunder so that no Participant (without any such Participant’s express written consent) incurs any of the additional tax or interest liabilities of Section 409A(a)(B) of the Code with respect to any Award.

Termination of Plan; Amendments. Awards may be granted under the Plan at any time on or prior to May 24, 2016, but Awards granted before that date may be exercised thereafter. The Committee may amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that any material amendment to the Plan will not be effective unless approved by Teradyne’s shareholders. If any stock-based Award expires, or is terminated, surrendered or forfeited, in whole or in part, the unissued shares covered by such Award shall again be available for the grant of Awards under the Plan.

United States Federal Income Tax Consequences

Incentive Stock Options. The following general rules are applicable under current United States federal income tax law to incentive stock options (“ISOs”) granted under Teradyne’s Plan.

1. In general, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the ISO, and no corresponding federal tax deduction is allowed to Teradyne upon either grant or exercise of an ISO.

2. If shares acquired upon exercise of an ISO are not disposed of within (i) two years following the date the option was granted or (ii) one year following the date the shares are issued to the optionee pursuant to the ISO exercise (the “Holding Periods”), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as long-term capital gain or loss to the optionee.

3. If shares acquired upon exercise of an ISO are disposed of before the Holding Periods are met (a “Disqualifying Disposition”), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

4. In any year that an optionee recognizes ordinary income as the result of a Disqualifying Disposition, Teradyne generally should be entitled to a corresponding deduction for federal income tax purposes.

5. Any excess of the amount realized by the optionee as the result of a Disqualifying Disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as capital gain to the optionee.

6. Capital gain or loss recognized by an optionee upon a disposition of shares will be long-term capital gain or loss if the optionee’s holding period for the shares exceeds one year.

7. An optionee may be entitled to exercise an ISO by delivering shares of Teradyne’s Common Stock to Teradyne in payment of the exercise price. If an optionee exercises an ISO in such fashion, special rules will apply.

8. In addition to the tax consequences described above, the exercise of an ISO may result in additional tax liability to the optionee under the alternative minimum tax rules. The Code provides that an alternative minimum tax (at a maximum rate of 28%) will be applied against a taxable base which is equal to “alternative minimum taxable income” reduced by a statutory exemption. In general, the amount by which the value of the Common Stock received upon exercise of the ISO exceeds the exercise price is included in the optionee’s alternative minimum taxable income. A taxpayer is required to pay the higher of his or her regular tax liability or the alternative minimum tax. A taxpayer that pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

9. Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% shareholders.

Nonstatutory Stock Options. The following general rules are applicable under current federal income tax law to options that do not qualify as ISOs (“Nonstatutory Stock Options”) granted under Teradyne’s Plan:

1. The optionee generally does not realize any taxable income upon the grant of a Nonstatutory Stock Option, and Teradyne is not allowed a federal income tax deduction by reason of such grant.

2. The optionee generally will recognize ordinary income at the time of exercise of a Nonstatutory Stock Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price.

3. When the optionee sells the shares acquired pursuant to a Nonstatutory Stock Option, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (generally, the exercise price plus the amount taxed to the optionee as ordinary income). If the optionee’s holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

4. Teradyne generally should be entitled to a corresponding tax deduction for federal income tax purposes when the optionee recognizes ordinary income.

5. An optionee may be entitled to exercise a Nonstatutory Stock Option by delivering shares of Teradyne’s Common Stock to Teradyne in payment of the exercise price. If an optionee exercises a Nonstatutory Stock Option in such fashion, special rules will apply.

6. Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% shareholders.

Awards and Purchases. The following general rules are applicable under current federal income tax law to awards of restricted stock and restricted stock units (“Restricted Awards”), the granting of opportunities to make direct stock purchases under Teradyne’s Plan (“Purchases”) or the granting of an SAR or phantom stock that is settled in shares (a “Stock-Settled Award”):

1. Persons receiving Common Stock pursuant to a Restricted Award, a Purchase or a Stock-Settled Award generally will recognize ordinary income at the time of vesting, purchase or settlement, as applicable, in an amount equal to the fair market value of the shares received, reduced by the purchase price paid, if any.

2. Teradyne generally should be entitled to a corresponding deduction for federal income tax purposes when such person recognizes ordinary income. When such Common Stock is sold, the seller generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale and the seller’s tax basis in the Common Stock (generally, the amount that the seller paid for such stock plus the amount taxed to the Seller as ordinary income).

3. Special rules apply if the stock acquired pursuant to an Award of stock or direct stock purchase is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% shareholders.

Cash Awards. The following general rules are applicable under current federal income tax law to cash Awards or Awards settled in cash:

1. Persons receiving a cash Award or Award settled in cash generally will recognize ordinary income equal to the amount of the cash Award.

2. Teradyne should be entitled to a corresponding deduction for federal income tax purposes at the time of making the cash Award or Award settled in cash.

The Board recommends a vote FOR reapproval of the material terms of the performance goals specified in the Plan.

PROPOSAL NO. 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected (and the Board of Directors has approved) PricewaterhouseCoopers LLP to serve as Teradyne’s independent registered public accounting firm for the fiscal year ending December 31, 2011. PricewaterhouseCoopers LLP, or its predecessor Coopers & Lybrand L.L.P., has served as Teradyne’s independent registered public accounting firm since 1968. Teradyne expects that a representative from PricewaterhouseCoopers LLP will be at the annual meeting, will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The ratification of this selection is not required by the laws of The Commonwealth of Massachusetts, where Teradyne is incorporated, but the results of this vote will be considered by the Audit Committee in selecting an independent registered accounting firm for future fiscal years.

The Board recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance and Board Policies

Teradyne is committed to good, transparent corporate governance to ensure that the Company is managed for the long-term benefit of its shareholders. The Board of Directors has adopted Corporate Governance Guidelines (“Guidelines”) to provide a framework for the effective governance of Teradyne. The Nominating and Corporate Governance Committee periodically reviews the Guidelines and recommends changes, as appropriate, to the Board of Directors for approval. The Board of Directors has also adopted written charters for its standing committees (Audit, Compensation, and Nominating and Corporate Governance), and the Company has a Standards of Business Conduct applicable to all directors, officers and employees. Copies of the Guidelines, committee charters, and Standards of Business Conduct are available on the Company’s web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link. Teradyne posts additional information on its web site from time to time as the Board makes changes to Teradyne’s corporate governance policies.

Teradyne has instituted a variety of policies and practices to foster and maintain good corporate governance. The Board reviews these practices on a regular basis. Teradyne’s current policies and practices include the following:

•	Independent Directors as Majority of Board and independent Board Chair;

•	All Directors Elected Annually for One-Year Term with Majority Voting for Uncontested Board Elections;

•	Policy that “Poison Pill” Requires Shareholder Approval;

•	Recoupment of Incentive Compensation from Executives for Fraud Resulting in Financial Restatement;

•	Director and Executive Officer Stock Ownership Guidelines;

•	Annual Board and Committee Self-Assessment; and

•	Review by Nominating and Corporate Governance Committee of Director’s Change in Position.

Board Nomination Policies and Procedures

Director nominees are evaluated on the basis of a range of criteria, including (but not limited to): integrity, honesty and adherence to high ethical standards; business acumen, experience and ability to exercise sound judgments and contribute positively to a decision-making process; commitment to understand Teradyne and its industry, and to regularly attend and participate in Board and Committee meetings; ability to ensure that outside commitments do not materially interfere with duties as a Board member; absence of a conflict of interest or appearance of a conflict of interest; and other appropriate considerations. Nominees, excluding directors serving on Teradyne’s Board on January 28, 1997, shall be 72 years or younger as of the date of election or appointment. No director may serve on more than four other public company boards.

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates for election to the Board. The Nominating and Corporate Governance Committee does not distinguish between nominees recommended by shareholders and other nominees. All nominees must meet, at a minimum, the board membership criteria described above.

The Board seeks nominees with a broad diversity of viewpoints, professional experience, education, geographic representation, backgrounds and skills. The Board does not assign specific weights to particular criteria for prospective nominees. Teradyne believes that the backgrounds and qualifications of directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

At the 2011 Annual Meeting, shareholders will be asked to consider the election of Daniel W. Christman and Timothy E. Guertin, who have been nominated for election as directors for the first time. In August 2010, Mr. Christman was appointed by our Board as a new director. Mr. Christman was originally proposed to the Nominating and Corporate Governance Committee as a potential candidate for the Board by the President and Chief Executive Officer. In January 2011, Mr. Guertin was appointed by our Board as a new director. Mr. Guertin was originally proposed as a potential candidate by a third-party professional advisory and networking group.

Shareholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as potential director nominees may do so by submitting the candidate’s name, experience, and other relevant information to the Nominating and Corporate Governance Committee, 600 Riverpark Drive, North Reading, MA 01864. Shareholders wishing to nominate directors may do so by submitting a written notice to the Secretary at the same address in accordance with the nomination procedures set forth in Teradyne’s bylaws. Additional information regarding the nomination procedure is provided in the section below captioned “Shareholder Proposals for 2012 Annual Meeting of Shareholders”.

Director Independence

Teradyne’s Corporate Governance Guidelines require that at least a majority of the Board shall be independent. To be considered independent, a director must satisfy the definitions pursuant to the SEC and NYSE rules, meet the standards regarding director independence adopted by Teradyne, and, in the Board’s judgment, not have a material relationship with Teradyne. The standards for determining independence are available on Teradyne’s web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link.

The Board has determined that the following directors are independent using the criteria identified above: James W. Bagley, Albert Carnesale, Daniel W. Christman, Edwin J. Gillis, Timothy E. Guertin, Paul J. Tufano and Roy A. Vallee. In determining the independence of Teradyne’s directors, the Board reviewed and determined that the following did not preclude a determination of independence under Teradyne’s standards: Mr. Bagley’s position as a director of Micron Technology, Inc., one of Teradyne’s customers and suppliers; Mr. Tufano’s position as Executive Vice President and Chief Financial Officer of Alcatel-Lucent, one of Teradyne’s customers; and Mr. Vallee’s position as Chairman of the Board and Chief Executive Officer of Avnet, Inc., one of Teradyne’s customers and suppliers, and his position as a director of Synopsys, Inc., one of Teradyne’s customers. The Board has determined that Mr. Bradley is not independent because he is Teradyne’s Chief Executive Officer and President.

All members of the Company’s three standing committees – the Audit, Compensation and Nominating and Corporate Governance Committee – are required to be independent and have been determined by the Board to be independent pursuant to the SEC and NYSE rules, as well as Teradyne’s standards.

The independent directors of the Board and its standing committees periodically meet without management present.

Board Leadership Structure

Since August 2010, Albert Carnesale has served as an independent Chair of the Board. The Board believes that having an independent Chair is the preferred corporate governance structure for the Company because it strikes an effective balance between management and independent leadership participation in the Board process.

Code of Ethics

The Standards of Business Conduct and Ethics is Teradyne’s ethics policy. The Board has established a means for anyone to report violations of the ethics policy on a confidential or anonymous basis. Teradyne’s Standards of Business Conduct and Ethics is available on Teradyne’s web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link.

Teradyne maintains an insider trading policy as part of its Standards of Business Conduct. Among other things, the insider trading policy prohibits trading on material non-public information and provides that directors, executive officers and certain other employees are prohibited from buying or selling Teradyne securities during the Company’s non-trading periods, also called “blackout periods”, except pursuant to an approved trading plan.

Teradyne shall disclose any change to or waiver from the Standards of Business Conduct and Ethics granted to an executive officer or director within four business days of such determination by disclosing the required information on its web site at www.teradyne.com under the “Corporate Governance” section of the “Investors” link.

Board Oversight of Risk

Management is responsible for the day-to-day management of risks to the Company, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. Management attends regular Board and committee meetings and discusses with the Board and committees various risks confronting the Company, including operational, legal, market and competitive risks.

Related Party Transactions

Under Teradyne’s written “Conflict of Interest Policy,” the Chief Financial Officer notifies the Audit Committee of any investment or other arrangement to be entered into by Teradyne that could or would be perceived to represent a conflict of interest with any of the executive officers or directors. Every year Teradyne makes an affirmative inquiry of each of the executive officers and directors as to their existing relationships. Teradyne reports the results of these inquiries to the Audit Committee.

Shareholder Communications with Board of Directors

Shareholders and other interested parties may communicate with one or more members of the Board, including the Chair, or the non-management directors as a group by writing to the Non-Management Directors, Board of Directors, 600 Riverpark Drive, North Reading, MA 01864 or by electronic mail at nonmanagementdirectors@teradyne.com. Any communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, will be sent to the appropriate executive. Solicitations, junk mail, computer viruses, and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any director who wishes to review them.

Under Teradyne’s Corporate Governance Guidelines, each director is expected to attend each annual meeting of shareholders. All directors attended the 2010 Annual Meeting of Shareholders held on May 28, 2010, except for Patricia S. Wolpert, who could not attend due to illness, and Vincent M. O’Reilly, who retired from the Board of Directors effective at the Annual Meeting.

Board Meetings

The Board met four times during the year ended December 31, 2010. The non-employee directors, all of whom are independent, held executive sessions in which they met without management after its regularly scheduled meetings during 2010. The Chair of the Board presides over all Board meetings and each executive session. During 2010, each director attended at least 75% of the total number of meetings of the Board and committee meetings held while such person served as a director. Teradyne’s Corporate Governance Guidelines, which are available at www.teradyne.com under the “Corporate Governance” section of the “Investors” link, provide a framework for the conduct of the Board’s business.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In accordance with the rules of the New York Stock Exchange, all of the committees are comprised of independent directors. The members of each committee are appointed by the Board based on the recommendation of the Nominating and Corporate Governance Committee. Each committee performs a self-evaluation and reviews its charter annually. Actions taken by any committee are reported to the Board, usually at the next Board meeting following the action. The table below shows the current membership of each of the standing committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James W. Bagley	Albert Carnesale	Albert Carnesale
Edwin J. Gillis*	Daniel W. Christman	Daniel W. Christman*
Paul J. Tufano	Timothy E. Guertin	Timothy E. Guertin
	Roy A. Vallee*	Roy A. Vallee

*	Committee Chair

Audit Committee

The Audit Committee has three members, all of whom have been determined by the Board to be independent pursuant to the SEC and NYSE rules, as well as Teradyne’s independence standards. In addition, the Board determined that each member of the Audit Committee is financially literate and an “audit committee financial expert” as defined in the rules and regulations promulgated by the SEC. The Audit Committee’s oversight responsibilities, described in greater detail in its charter, include, among other things:

•	matters relating to the financial disclosure and reporting process, including the system of internal controls;

•	performance of the internal audit function;

•	compliance with legal and regulatory requirements; and

•	appointment and activities of the independent registered public accounting firm.

The Audit Committee met eleven times during 2010. The responsibilities of the Audit Committee and its activities during 2010 are more fully described in the Audit Committee Report contained in this proxy statement.

Compensation Committee

The Compensation Committee has four members all of whom have been determined by the Board to be independent pursuant to the SEC and NYSE rules, as well as Teradyne’s independence standards. The Compensation Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things:

•	oversight of Teradyne’s compensation plans and policies;

•	recommend changes and/or recommend the adoption of new plans to the Board, as appropriate;

•	review and recommend to the Board each year the compensation for non-employee directors;

•	evaluation of and recommendation to the independent directors of the Board the annual cash and equity compensation and benefits to be provided for the Chief Executive Officer; and

•	review and approval of the cash and equity compensation and benefit packages of the other executive officers.

The Compensation Committee has the authority to and does engage the services of independent advisors, experts and others to assist it from time to time. Teradyne’s compensation and benefits group in the Human Resources Department supports the Compensation Committee in its work and assists in administering the compensation plans and programs.

The Compensation Committee met five times during 2010.

In 2009, the Compensation Committee retained Compensia, Inc. (“Compensia”), an independent executive compensation advisor, to perform a review of Teradyne’s executive and Board compensation policies and practices, including: (1) an executive officer compensation competitive analysis; (2) a director compensation competitive analysis; (3) a peer group analysis; and (4) a Tally sheet analysis for executive officers. Compensia has provided no other services to the Compensation Committee or Teradyne.

The Compensation Committee also uses proprietary compensation surveys prepared by Pearl Meyer & Partners and the Radford Executive Survey, a technology company executive compensation survey.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors. None of Teradyne’s executive officers serves on the Compensation Committee of any of the companies in which the directors are officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has four members, all of whom have been determined by the Board to be independent pursuant to SEC and NYSE rules, as well as Teradyne’s independence standards. The Nominating and Corporate Governance Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things:

•	identify individuals qualified to become Board members;

•	recommend to the Board the nominees for election or re-election as directors at the annual meeting of shareholders;

•	develop and recommend to the Board a set of corporate governance principles;

•	oversee and advise the Board with respect to corporate governance matters; and

•	oversee the evaluation of the Board.

The Nominating and Corporate Governance Committee identifies director candidates through numerous sources, including recommendations from existing Board members, executive officers, and shareholders and through engagements with executive search firms.

Non-employee directors must notify the Nominating and Corporate Governance Committee if the director experiences a change of position from that held upon first becoming a member of the Board. Upon any such notification, the Nominating and Corporate Governance Committee will review the appropriateness of the director’s continued membership under the circumstances. Teradyne’s Corporate Governance Guidelines also provide that the continuation of a former Chief Executive Officer of the Company on the Board is a matter to be decided by the Board, upon recommendation of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee met four times during 2010.

Director Compensation

Teradyne uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Non-employee directors’ compensation is determined by the Board at the recommendation of the Compensation Committee. Directors who are employees of Teradyne receive no compensation for their service as a director.

Cash Compensation

In 2010, the non-employee directors were compensated at the rate of $65,000 per year. The chairs of the Compensation Committee and Nominating and Corporate Governance Committee each received an additional $7,500 per year. The Chair of the Audit Committee received an additional $12,500 per year. The Board Chair received an additional $115,000 per year pro rated from January 1, 2010 until August 26, 2010 and an additional $65,000 per year pro rated from August 26, 2010 through December 31, 2010.

Equity Compensation

Each non-employee director receives an annual grant having a fair market value equal to $110,000 on the earlier of (i) the date that the annual meeting of shareholders is held and (ii) the last Thursday in May. This annual grant vests in full on the one-year anniversary of the date of grant.

Each new non-employee director is granted an award on the date first elected or appointed to the Board (other than pursuant to an election at the annual meeting of shareholders) having a fair market value equal to $110,000 prorated daily to reflect the period between the director’s date of election or appointment and the date of the next annual board grant. This grant to new, non-employee directors vests in full on the date of the next annual board grant.

Director Deferral Program

The non-employee directors may elect to defer their cash and/or equity compensation and have the compensation invested into (1) an interest bearing account (based on ten-year treasury note interest rates) or (2) a deferred stock unit (“DSU”) account. If a non-employee director elects to participate in the plan, he or she will receive either the cash value of the interest bearing account or shares of the common stock underlying the DSU’s within ninety (90) days following the end of his or her board service.

Director Stock Ownership Guidelines

The Company maintains stock retention and stock ownership guidelines to align the interests of directors with those of the shareholders and ensure that the directors have an ongoing financial stake in the Company’s success. Pursuant to the guidelines, directors are expected to attain and maintain an investment level in stock equal to three times the annual cash retainer of a director. All of the directors other than Messrs. Christman and Guertin, who joined the Board in 2010 and 2011, respectively, met the ownership guidelines as of year-end.

Director Compensation Table for 2010

The table below summarizes the compensation Teradyne paid to persons who served as a non-employee director for all or a portion of the fiscal year ended December 31, 2010. Mr. Guertin is not included in the table because he did not serve as a director of Teradyne during the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
James W. Bagley	$65,000	$110,008	$0	$175,008
Albert Carnesale	$118,434	$110,008	$0	$228,442
Daniel W. Christman	$25,893	$81,622	$0	$107,515
Edwin J. Gillis	$77,500	$110,008	$0	$187,508
Vincent M. O’Reilly(3)	$26,250	$0	$0	$26,250
Paul J. Tufano	$65,000	$110,008	$0	$175,008
Roy A. Vallee	$72,500	$110,008	$0	$182,508
Patricia S. Wolpert(4)	$180,000	$110,008	$0	$290,008

(1)	The amounts in the “Stock Awards” column represent the grant date fair value of the 2010 RSU grant calculated in accordance with FASB ASC Topic 718 (previously FAS 123R). For a discussion of the assumptions underlying this valuation please see Note B to the Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year 2010.

(2)	As of December 31, 2010, non-employee directors had the following vested options outstanding: Mr. Bagley 30,000, Mr. Carnesale 30,000, Mr. O’Reilly 30,000, Mr. Tufano 25,000, and Mr. Vallee 30,000.

(3)	Mr. O’Reilly retired on May 28, 2010. Mr. O’Reilly received $16,250 in cash for service in Q1 2010 and $10,000 in cash for partial service during Q2 2010.

(4)	Ms. Wolpert died on June 1, 2010. On August 27, 2010, the Board of Directors approved the payment of cash compensation to Ms. Wolpert for the full 2010-2011 Board term. Therefore, Ms. Wolpert’s estate received $90,000 in cash for the period covering Q3 and Q4 2010.

Audit Committee Report

In 2011, the Audit Committee reviewed Teradyne’s audited financial statements for the fiscal year ended December 31, 2010 and met with both management and PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), Teradyne’s independent registered public accounting firm, to discuss those financial statements.

The Audit Committee also reviewed the report of management contained in Teradyne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC, as well as PricewaterhouseCoopers’ report included in Teradyne’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee has received from and discussed with PricewaterhouseCoopers various communications required by the Statement on Auditing Standards No. 114, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from and discussed with PricewaterhouseCoopers the written disclosures required by the Public Company Accounting Oversight Board’s Rule 3256, Communication with Audit Committees Concerning Independence, regarding the independent registered accounting firm’s communication with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers its independence.

Based on these reviews and discussions with management and PricewaterhouseCoopers, the Audit Committee recommended to the Board (and the Board has approved) that Teradyne’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

AUDIT COMMITTEE

Edwin J. Gillis (Chair)

James W. Bagley

Paul J. Tufano

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”), as amended or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

Principal Accountant Fees and Services

Fees for Services Provided by PricewaterhouseCoopers LLP

The following table sets forth the aggregate fees for services provided by PricewaterhouseCoopers, the Company’s independent registered public accounting firm, for the fiscal years ended December 31, 2010 and December 31, 2009.

	2010	2009
Audit Fees	$1,702,770	$1,788,550
Audit-Related Fees	—	—
Tax Fees	20,000	—
All Other Fees	1,500	1,500

Total:	$1,724,270	$1,790,050

Audit Fees

Audit Fees are fees related to professional services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting for fiscal years 2010 and 2009. These fees include the reviews of the Company’s interim financial statements included in its quarterly reports on Form 10-Q and services that are normally provided by PricewaterhouseCoopers in connection with other statutory and regulatory filings or engagements. During 2009, these services included audit services related to the Company’s issuance of convertible debt.

Tax Fees

Tax Fees are for professional services related to the divestiture of a Teradyne business unit.

All Other Fees

All Other Fees are fees for services other than audit fees, audit-related fees and tax fees. In both 2010 and 2009, there were fees of $1,500 paid related to technical accounting software licenses.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

During 2010 and 2009, the Audit Committee pre-approved all audit and other services performed by PricewaterhouseCoopers.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm in order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. These services may include audit services, audit-related services, tax services and other services. In addition to generally pre-approving, on a case-by-case basis, services provided by the independent registered public accounting firm, the Audit Committee adopted a policy for the pre-approval of certain specified services that may be provided by the independent registered public accounting firm. Under this policy, the Audit Committee has pre-approved the independent registered public accounting firm’s engagement for the provision of certain services set forth in a detailed list subject to a dollar limit of either $50,000 or $100,000, depending on the service. The services set forth on the list have been identified in a sufficient level of detail so that management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved service list. Pursuant to the policy, management informs the Audit Committee, at least annually or more frequently upon its request, if the Company uses any pre-approved service and the fees incurred in connection with that service.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Teradyne’s directors, executive officers and any person who owns more than 10% of Teradyne’s common stock to file reports of initial common stock ownership and changes in common stock ownership with the SEC and the NYSE. Based solely on a review of these forms and written representations received from the directors and executive officers, Teradyne believes that all Section 16 filing requirements were met during the year January 1, 2010 through December 31, 2010, except that Mr. Bradley filed a Form 4 one day late on November 30, 2010 for the sale of stock on November 24, 2010.

OWNERSHIP OF SECURITIES

The following table sets forth as of April 1, 2011 information relating to the beneficial ownership of Teradyne’s common stock by each director and executive officer, individually and as a group.

Name	Amount and Nature of Ownership(1)(2)	Percent of Class
James W. Bagley(3)	159,949	*
Gregory R. Beecher	67,655	*
Michael A. Bradley(4)	676,807	*
Albert Carnesale	67,709	*
Daniel W. Christman	9,009	*
Edwin J. Gillis	83,066	*
Charles J. Gray	41,074	*
Timothy E. Guertin	2,508	*
Jeffrey R. Hotchkiss	33,744	*
Mark E. Jagiela	67,585	*
Paul J. Tufano	76,909	*
Roy A. Vallee(5)	96,250	*
All executive officers and directors as a group (12 people consisting of 5 executive officers and 7 non-employee directors)(6)	1,382,265	0.75%

*	less than 1%
(1)	Unless otherwise indicated, the named person possesses sole voting and dispositive power with respect to the shares. The address for each named person is: c/o Teradyne, Inc., 600 Riverpark Drive, North Reading, Massachusetts 01864.
(2)	Includes shares of common stock which have not been issued but which either (i) are subject to options which either are presently exercisable or will become exercisable within 60 days of April 1, 2011, (ii) are subject to restricted stock units which vest within 60 days of April 1, 2011, or (iii) with respect to certain non-employee directors, are issuable pursuant to the Teradyne Deferral Plan for Non-Employee Directors (the “Deferral Plan”) within 90 days of the date the non-employee director ceases to serve as such, as follows: Mr. Bagley, 49,578 shares (including 24,860 shares issuable pursuant to the Deferral Plan); Mr. Beecher, 0 shares; Mr. Bradley, 456,006 shares; Mr. Carnesale, 24,718 shares; Mr. Christman, 9,009 shares; Mr. Gillis, 26,097 shares (including 16,379 shares issuable pursuant to the Deferral Plan); Mr. Gray, 28,437 shares; Mr. Guertin, 2,508 shares; Mr. Hotchkiss, 0 shares; Mr. Jagiela, 0 shares; Mr. Tufano, 34,718 shares; Mr. Vallee, 58,634 shares (including 33,916 shares issuable pursuant to the Deferral Plan); all directors and executive officers as a group, 689,705 shares (including 75,155 shares issuable pursuant to the Deferral Plan).
(3)	Includes 110,371 shares of common stock held in a family trust for the benefit of Mr. Bagley and his wife.
(4)	Includes 220,801 shares of common stock over which Mr. Bradley shares voting and dispositive power with his wife.
(5)	Includes 37,616 shares of common stock held in a family trust for the benefit of Mr. Vallee and his wife.
(6)	The group is comprised of Teradyne’s executive officers and directors on April 1, 2011. Includes (i) an aggregate of 546,318 shares of common stock which the directors and executive officers as a group have the right to acquire by exercise of stock options within 60 days of April 1, 2011 granted under the stock plans, (ii) an aggregate of 68,232 shares of common stock which the directors and executive officers as a group will acquire by the vesting of restricted stock units within 60 days of April 1, 2011, and (iii) an aggregate of 75,155 shares of common stock issuable to non-employee directors pursuant to the Deferral Plan.

The following table sets forth certain persons who, based upon Schedule 13G filings made since December 31, 2010, own beneficially more than five percent of Teradyne’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(5)
FMR LLC(1)	17,224,364	9.495%
82 Devonshire Street Boston, Massachusetts 02109

BlackRock, Inc.(2)	13,544,463	7.47%
40 East 52nd Street New York, New York 10022

Whitebox Advisors, LLC(3)	12,791,050	6.6%
3033 Excelsior Boulevard Suite 300 Minneapolis, MN 55416

The Vanguard Group, Inc.(4)	11,225,213	6.18%
100 Vanguard Blvd. Malvern, Pennsylvania 19355

(1)	As set forth in Amendment No. 14 to a Schedule 13G, filed on February 14, 2011, FMR LLC had, as of December 31, 2010, sole dispositive power with respect to all of the shares and sole voting power with respect to 74,497 shares. Fidelity Management and Research Company, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 17,126,367 shares.
(2)	As set forth in Amendment No. 1 to a Schedule 13G, filed on February 9, 2011, BlackRock, Inc. had, as of December 31, 2010, sole dispositive power and sole voting power with respect to all of the shares.
(3)	As set forth in a Schedule 13G, filed on February 11, 2011, Whitebox Advisors, LLC is deemed to have had, as of December 31, 2010, shared dispositive power and shared voting power with respect to all of the shares as a result of their interest in Teradyne’s 4.50% Convertible Senior Notes due March 15, 2014 (the “Notes”). However, Whitebox Advisors, LLC will only obtain voting power upon conversion of the Notes.
(4)	As set forth in Amendment No. 1 to a Schedule 13G, filed on February 9, 2011, The Vanguard Group, Inc. had, as of December 31, 2010, sole dispositive power with respect to 10,995,754 shares, shared dispositive power with respect to 229,459 shares and sole voting power with respect to 229,459 shares.
(5)	Ownership percentages were obtained from Schedule 13G filings and reflect the number of shares of common stock held as of December 31, 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2010 Executive Compensation Summary

Teradyne’s Board of Directors has implemented an executive compensation program that rewards performance. The Board fosters a performance-oriented environment by tying a significant portion of each executive officer’s cash and equity compensation to the achievement of performance targets that are important to the Company and its shareholders.

The performance-based executive compensation program resulted in compensation for the Company’s named executive officers that reflects the Company’s outstanding financial results for 2010. In 2010, Teradyne had one of the most successful years in the Company’s history, driven by a record rate of profitability. The Company achieved not only a record rate of profitability for the year, but profitability above its model for each of the quarters in 2010. Revenue of $1.6 billion for 2010 nearly doubled that of 2009. The Company generated record free cash flow and delivered its highest earnings per share in 10 years. The Company was significantly more profitable than its principal competitors in 2010.

The Company’s performance-based variable compensation is tied both to its rate of profitability and to the achievement of certain business goals. Due to the Company’s record rate of profitability and achievement of business goals, executive officers received the maximum 200% of their target variable cash compensation payout and 200% of their target performance-based restricted stock units. The payment of variable compensation, with a mix of cash and equity awards subject to vesting, ensures that the Company’s named executive officers retain a focus on the Company’s long-term results.

This financial performance led to superior returns to the Company’s stockholders. The Company’s stock performance for the year represented a 31% return. At the end of 2010, Teradyne’s stock reached a 3-year high.

The compensation of the executive officers over the last three years demonstrates the correlation between pay and performance. The 2010 compensation for the named executive officers contrasts to compensation received for 2008 and 2009 where executive officers took voluntary pay cuts and received cash variable compensation well below target. For 2009, executive officers received a 39% payout of target variable cash compensation, were not granted any performance-based restricted stock units and took base salary pay cuts which were only restored late in the year when business improved. Similarly, in 2008, the executive officers received a 45% payout of target variable cash compensation and none of their performance-based restricted stock units were received following the severe industry downtown.

The Board of Directors believes that the executive compensation for 2010 is reasonable and appropriate, is justified by the superior performance of the Company and is the result of a carefully considered approach. Though the Compensation Committee and Board continue to review the executive compensation program, the past 3 years indicate that the program effectively rewards executive officers for superior performance of the Company, while appropriately adjusting compensation downward for less-than-superior performance.

Executive Compensation Program

The objectives of the executive compensation program are to provide a competitive level of compensation that:

1)	aligns the interests of the executive officers with the shareholders;

2)	links executive officer compensation closely to corporate performance;

3)	motivates executive officers to achieve the Company’s short-term and long-term operating and financial goals without encouraging excessive or inappropriate risk; and

4)	assists in attracting and retaining qualified executive officers.

In setting compensation levels for executive officers (or in the case of the Chief Executive Officer, in making recommendations to the independent members of the Board), the Compensation Committee takes into account such factors as internal equity, market and peer data, retirement benefits, individual and corporate performance and the general and industry-specific business environment, as well as the roles and responsibilities of each executive officer.

Role of the Compensation Committee

The Compensation Committee’s role is to fulfill certain responsibilities of the Board relating to compensation for the executive officers, and to review and oversee the administration of equity-based incentives, profit sharing, deferred compensation, retirement and pension plans, and other compensatory plans. The Compensation Committee recommends to the Board’s independent directors all aspects of the Chief Executive Officer’s compensation and is also responsible for approving all aspects of the other executive officers’ compensation. The Compensation Committee has the authority to select, retain and terminate compensation consultants, independent counsel and such other advisors as it determines necessary to carry out its responsibilities and approve the fees and other terms of retention of any such advisors.

Role of Executive Officers in Determining Executive Pay

The Chief Executive Officer makes individual compensation recommendations for the executive officers to the Compensation Committee for its review, consideration and determination. The Compensation Committee’s independent executive compensation consultant and members of the human resources department provide market and peer information for benchmarking purposes. The executive officers do not recommend or determine any element or component of their own pay package or their total compensation amount.

Benchmarking

To assure its compensation is competitive, Teradyne makes extensive use of benchmarking for its worldwide employee programs and its executive officer compensation. This benchmarking includes data gathered from surveys, compensation consultants and public filings.

For assistance in determining 2010 compensation, the Compensation Committee engaged an independent compensation consulting firm, Compensia, to develop benchmark comparisons of the peer companies as well as analyze executive pay packages and contracts and understand the impact of the Company’s financial measures on the pay package. Compensia recommended to the Compensation Committee a peer group that it believes reflects organizations of comparable size (revenue and market capitalization) and operations (product type and geographic scope) to Teradyne and that provides an appropriate sample size for benchmark comparisons.

Compensia proposed, and the Compensation Committee reviewed and approved, a peer group that included the 21 companies listed below:

Atmel	National Semiconductor
Ciena	Novellus
Fairchild Semiconductor	Plantronics
FEI	Polycom
Intermec	Tellabs
Itron	Trimble Navigation
JDS Uniphase	Varian Semiconductor
KLA-Tencor	Verifone Holdings
Lam Research	Verigy
Loral Space & Communications	Zebra Technologies
National Instruments

In 2011, the Compensation Committee confirmed the continued applicability of the peer group to Teradyne and continued to use this peer group in determining 2011 compensation. As set forth in the table below, Teradyne is aligned to median revenues and median market capitalization in the peer group.

	Latest Reported Full Fiscal Year Revenue as of 12/31/10 (in millions)	Market Capitalization on 12/31/10 (in millions)
Median	$1,209	$2,762
Teradyne	1,609	2,556

Among the twenty-one companies in the benchmark group and Teradyne, Teradyne ranks 5th of 22 (84th percentile) in revenue and 13th of 22 (43rd percentile) in market capitalization.

The Company augmented the peer group benchmarking by also using the Radford Executive Survey, a national executive compensation survey. From this survey, the Company used reported data for all semiconductor/semiconductor equipment companies as well as all technology companies between $500 million and $2 billion in revenue with a median of $0.9 billion.

Target Cash Compensation

Target cash compensation includes base salary and performance-based variable cash compensation. Base salary is designed to attract and retain talented executives and to provide a stable source of income. Variable cash compensation links the executive officer’s cash compensation with the Company’s annual performance objectives and motivates executive officers to achieve Teradyne’s financial and operating goals.

Each January, the Compensation Committee sets target cash compensation for each executive officer, other than the Chief Executive Officer. The independent members of the Board set the target cash compensation for the Chief Executive Officer. The goal is that target compensation for each individual should be competitive with compensation of individuals holding similar roles and responsibilities within the peer companies and survey data used for benchmarking. The Committee and the Board also consider the performance of the Company relative to its peers, individual performance and the role and responsibilities of the executive officer.

The Compensation Committee sets performance-based variable cash compensation for executive officers as a percentage of base salary with a range, at target, of 65% to 75% of base salary. The target for Messrs. Beecher, Hotchkiss, Jagiela is set at 75% and the target for Mr. Gray is set at 65%. The Board sets the target level of the Chief Executive Officer’s performance-based variable cash compensation at 100% in line with industry practice.

In January, the Compensation Committee also establishes the specific formulas for the year’s variable cash compensation program. The performance-based variable cash compensation goals are determined by division and are based on: 1) a formula for non-GAAP profit rate before interest and taxes or PBIT1 percentage; and 2) measurable operating and financial goals which can increase or decrease the payout. The performance-based compensation for the named executive officers is based on an averaging formula of the performance of all of the Company’s divisions rather than by the performance of any one division. In establishing the performance targets, the Compensation Committee sets the PBIT percentage rate at a level it believes to be appropriate for the industry in which the Company operates, and sets other operating and financial goals based on the specific objectives of the Company for the year.

Teradyne is not disclosing the specific performance targets for some of the key operating and financial goals because they represent confidential commercially sensitive information that Teradyne does not disclose to the public and it believes if disclosed would cause competitive harm. Goals such as product development, on time

[1]	PBIT is a non-GAAP financial measure equal to GAAP income from operations less restructuring and other, net, amortization of intangibles and acquisition and divestiture related charges or credits.

performance, market share, new product introductions, and margin goals for new and existing products are inherently competitive and if disclosed provide valuable insight into specific customers, markets, and areas where Teradyne is focusing. Goals, such as those whose focus is to improve competitive positioning, are naturally challenging due to the strong competition within the markets in which the Company operates.

Disclosure of performance targets would cause competitive harm because targets may carry over from one year to the next thereby showing competitors and potential competitors where Teradyne is likely to focus its engineering, marketing and sales efforts for the current and/or future years. For example, the technical considerations and potential engineering difficulties in developing and releasing complex new products make these goals especially difficult to achieve within a fixed time frame.

The Compensation Committee has determined that the variable cash compensation targets are difficult to achieve because they are heavily contingent upon technological innovations, customer acceptance, customer demand and the actions of competitors, all of which are difficult to anticipate. The latest three- and five-year moving average variable cash compensation payouts have been 95% and 97%, respectively, of the target amount with a range of 39% to 200% for individual years.

Following the close of each fiscal year, the variable cash pay-out is calculated and presented to the Compensation Committee for review. Based on their conclusions regarding the performance of the divisions, the Compensation Committee then determines the variable cash compensation for the named executive officers.

Equity Compensation

Equity compensation is designed to align executive compensation with shareholder return, motivate and reward individual performance, and attract and retain talented individuals. Equity awards are made under the shareholder approved 2006 Equity and Cash Compensation Incentive Plan. The awards granted to executive officers are based upon each officer’s relative contribution, performance, and responsibility within the organization. The Compensation Committee assesses these factors each year for each executive officer.

At the beginning of each year, the Committee approves an overall equity budget to be used for awards to executive officers, employees and directors. Various factors are used in determining the annual equity grant budget, including the total projected expense to be incurred as a result of the equity awards, the burn rate and benchmark data from the peer group. The independent directors determine the award type and level for the Chief Executive Officer and the Committee determines the award type and level for all other executive officers. Management approves equity awards for all other employees within the overall equity budget pursuant to a delegation of authority from the Committee.

Since 2006, grants to executive officers have been made in January in order to align the evaluation and award of the equity compensation to the end of the fiscal year. The fair market value for these grants is determined using the closing price on the date of the equity grant as provided by the terms of Teradyne’s equity plans. No employee equity awards are granted during blackout periods, except for new hire grants. New hire grants are automatically issued on the first trading day of the month following the employee’s start date, in accordance with guidelines approved by the Committee.

Retirement Benefits

Retirement benefits are designed to attract and retain talented employees and reward long-term service to the Company. Retirement benefits provide a long-term savings opportunity for employees on a tax-efficient basis. In the U.S., the Company offers the Teradyne, Inc. Savings Plan (the “401k Plan”). The 401k Plan is available to all employees and provides a discretionary employer matching contribution. Executive officers may participate in the 401k Plan on the same terms as those available for other eligible U.S. employees. For 2010, the

Company matched $1 for every $1 contributed by the employee to the Company’s 401k Plan and Supplemental Savings Plan (as defined below) up to 4% of the employee’s compensation for employees not accruing benefits in the Retirement Plan (as defined below), and no match for employees continuing to accrue benefits in the Retirement Plan or SERP (as defined below).

The Company also maintains a non-qualified Teradyne, Inc. Supplemental Savings Plan (the “Supplemental Savings Plan”) for certain employees whose benefits would otherwise be capped at limits based on restrictions imposed by the Internal Revenue Service. For additional information regarding the Supplemental Savings Plan, see the “Nonqualified Deferred Compensation Table.”

Teradyne also provides a separate retirement plan, the Retirement Plan for Employees of Teradyne, Inc. (the “Retirement Plan”). In 1999, this plan was discontinued for new employees, but participating employees were given the option to elect to continue in the plan or opt out of the plan in order to receive the higher employer match in the 401k Plan. Commencing in 2009, employees who continued in the separate Retirement Plan receive no 401k employer match. No named executive officer is currently earning benefits under the Retirement Plan.

The Company also maintains a defined benefit Supplemental Executive Retirement Plan (“SERP”) for certain senior employees. For additional information, see the “Pension Benefits Table.” The Chief Executive Officer is the only named executive officer earning benefits under the SERP.

The Compensation Committee considers the expense of the executive officers’ retirement benefits in determining their overall compensation.

Change in Control Agreements

The Compensation Committee and the Board have approved a change in control agreement for each executive officer similar to those offered by peer companies. The Board also has approved an Agreement Regarding Termination Benefits with the Chief Executive Officer. The structure and design of these agreements, including the level of payments and benefits provided to the executive officers under the agreements, are intended to be similar to those provided by peer companies.

The change in control agreements provide a retention tool for the executive officers to remain with the Company both during and following the change in control and enable the executive officers to focus on the continuing business operations and the success of a potential business combination that the Board of Directors has determined to be in the best interests of the shareholders. This results in stability and continuity of operations during a potentially uncertain time.

Other Benefits

In order to attract and retain highly qualified employees, the Company offers benefit programs designed to be competitive in each country in which the Company operates. All U.S. employees and executive officers participate in similar healthcare, life and disability insurance, and other welfare programs.

In order to offer most employees an opportunity to acquire an equity interest in Teradyne, the Company offers an Employee Stock Purchase Plan. This plan allows participating employees to purchase shares of common stock through regular payroll deductions of up to 10% of their annual compensation, to a maximum of $25,000 per calendar year, not to exceed 6,000 shares. The purchase price is an amount equal to the lower of (a) 85% of the fair market value of the common stock on the first business day of the payment period or (b) 85% of the fair market value of the common stock on the last business day of the payment period. Each payment period is a six month period beginning in January or July and ending in June or December, respectively. 70% of U.S. employees, including certain executive officers, currently participate in the plan.

Teradyne’s Cash Profit Sharing Plan distributes 10% of Teradyne’s pre-tax profit to all eligible employees including executive officers. Plan payments are distributed as a consistent percentage of target cash compensation for all participants twice per year.

Stock Ownership Guidelines

The Company maintains stock retention and stock ownership guidelines to align the interests of executive officers with those of the shareholders and ensure that the executive officers responsible for overseeing operations have an ongoing financial stake in the Company’s success.

Pursuant to these guidelines, the Chief Executive Officer is expected to attain and maintain an investment level in stock equal to three times his annual base salary and all other executive officers are expected to attain and maintain an investment level equal to two times their annual base salary. In each case, such investment levels are expected to be attained within five years from the date upon which the individual becomes subject to the guidelines. Until this ownership guideline is met, officers are expected to retain at least 50% of the shares issued pursuant to an equity award, after taxes. During the year, the executive officers complied with the stock ownership guidelines, and at year end, all executive officers other than Mr. Gray, who joined the Company in April 2009, were above the guideline ownership targets.

Recoupment Policy

A recoupment policy is applicable to all executive officers. Under this policy, the Company may recover incentive compensation that was based on achievement of financial results that were subsequently restated if an executive officer was found to be personally responsible for any fraud or intentional misconduct that caused the restatement. This policy covers variable compensation, cash payments and performance-based equity awards.

Impact of Accounting and Tax Treatment on Executive Pay

In general, under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as amended, companies cannot deduct, for federal income tax purposes, compensation in excess of $1 million paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. Teradyne received shareholder approval on May 25, 2006 for the 2006 Equity and Cash Compensation Incentive Plan in order to grant equity awards that may satisfy the requirements for “qualified performance-based compensation.” In May 2008, the shareholders approved an amendment to the plan that limits the amount of variable cash compensation to be paid to any plan participant in any fiscal year to $3 million, allowing compliant cash awards made under the plan to be “qualified performance-based compensation,” and for such cash awards in excess of $1 million in any fiscal year to be deductible for tax purposes under Section 162(m) of the Code. At the 2011 annual meeting of shareholders, Teradyne is seeking shareholder reapproval of the material terms of the performance goals under the plan to enable the entire amount of “qualified performance-based compensation” paid to certain executive officers to be exempt from the $1 million deduction limit that would otherwise apply.

2010 Executive Compensation

In January 2010, the Compensation Committee reviewed the performance of the named executive officers during 2009 and conducted its annual assessment of executive compensation. In addition to the executive officer’s performance during 2009, the Compensation Committee considered benchmark data from the peer group in setting executive compensation for 2010.

2010 Target Cash Compensation

To align cash compensation with the peer group data, the Compensation Committee, and the independent directors for the Chief Executive Officer, approved modest increases in the 2010 base salaries and target cash compensation for certain of the named executive officers. The 2009 and 2010 base salaries and target cash compensation are set forth below:

	Base Salary		Target Cash Compensation
	2009	2010	2009	2010
Michael A. Bradley	$625,000	$644,000	$1,250,000	$1,288,000
Gregory R. Beecher	360,000	370,000	630,000	647,500
Mark E. Jagiela	348,571	360,000	610,000	630,000
Jeffrey R. Hotchkiss	300,000	300,000	525,000	525,000
Charles J. Gray	270,000	300,000	432,000	480,000

Based on available peer company data, the 2010 base and target cash compensation for the named executive officers is competitive with the peer companies.

The Compensation Committee continued to use the same goal structure for determining performance-based variable cash compensation in 2010 as in the last four years:

1)	an 11% target for non-GAAP PBIT measured as a percentage of revenue; and

2)	performance against key operating, financial and cash management goals by each business division.

The Compensation Committee selected the PBIT percentage target based on what they determined to be appropriate profit margins in the Company’s industry. In addition, given the uncertainties of early 2010, the Compensation Committee increased the potential payout under the PBIT percentage metric, for 2010 only, by 20% from 2009 to incentivize management and employees to continue the Company’s leading profitability performance versus its competitors (the 20% factor did not impact the actual payout for the executive officers as the maximum payout of 200% was reached without this 20% factor). Performance against the 2010 operating and financial goals could then increase or decrease the variable cash compensation payout by up to 60%. The maximum variable cash compensation payout for the named executive officers is 200% of the target amount.

In January 2011, the Compensation Committee reviewed the Company’s performance against its 2010 performance-based variable cash compensation targets. The divisions’ performances varied from 52% of target to 235% of target. As an example, the Semiconductor Test Division, which historically accounts for approximately 65-80% of Teradyne’s revenue and a commensurate portion of the variable cash compensation calculation for the executive officers, significantly exceeded its PBIT percentage target which positively impacted the calculation. Once the performance of the divisions was determined, the payout for the named executive officers was calculated by applying an averaging formula of the performance of all divisions.

The Compensation Committee, and independent directors for the Chief Executive Officer, approved a 200% payout of target variable cash compensation for each named executive officer for 2010 which, due to the different variable compensation factors for each executive officer, contributed to actual total cash compensation ranging between 38% and 50% above target, depending on the named executive officer. The payout amounts of 2010 performance-based variable cash compensation for each named executive officer can be found under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

2010 Equity Award

In January 2010, the Compensation Committee, and the independent directors for the Chief Executive Officer, approved the 2010 equity awards for the named executive officers. Based on Compensia’s analysis, the Compensation Committee and independent directors continued to award time-based RSUs and stock options for the 2010 equity grant but added performance-based RSUs in the equity mix. The reasons for the change were two-fold: (i) to align with industry and peer group trends; and (ii) to increase the proportion of equity compensation tied to long- and short-term performance. For 2010, performance-based equity (performance-based RSUs and stock options) was increased to 60% from 50% in 2009 of the total mix of equity. The performance targets for the performance-based RSUs are aligned to the 2010 variable cash compensation targets.

In order to maintain a competitive equity compensation level relative to the peer companies, the 2010 equity grant values at target for named executive officers increased 6.5% from the 2009 equity grant values at target. Specifically, Mr. Bradley’s 2010 equity award was increased by 7.2%, and the awards for Messrs. Beecher, Gray, Hotchkiss and Jagiela were increased 6.8%, 4.2%, 4.3% and 6.8%, respectively. According to Compensia’s analysis, total potential equity ownership for Teradyne’s executive officers is competitive with the peer group.

The 2010 equity grant was split 40% to time-based RSUs, 30% to performance-based RSUs and 30% to non-qualified stock options. The specific number of RSUs and options were then calculated based upon the closing price of the Company’s stock on the grant date for RSUs and the Black-Scholes grant date fair value calculation for options. The table below sets forth the grant date equity values of the 2010 time-based RSUs, performance-based RSUs and stock options for each named executive officer.

Name of Executive Officer	Number of Time-based RSUs	Number of Performance- based RSUs(1)	Number of Stock Options	Value of Time-based RSUs	Value of Performance- based RSUs	Value of Stock Options	Total Equity Value
Michael A. Bradley	81,371	61,028	139,024	$760,005	$570,002	$569,998	$1,900,005
Gregory R. Beecher	36,403	27,302	62,195	$340,004	$255,001	$255,000	$850,005
Mark E. Jagiela	36,403	27,302	62,195	$340,004	$255,001	$255,000	$850,005
Jeffrey R. Hotchkiss	19,272	14,454	32,926	$180,000	$135,000	$134,997	$449,997
Charles J. Gray	18,844	14,133	32,195	$176,003	$132,002	$132,000	$440,005

(1)	Based on the achievement against the performance metrics as approved by the Compensation Committee and the Board in January 2011, each executive officer received 200% of the target number of performance-based RSUs granted in 2010.

The grant date for the 2010 equity grants approved by the Compensation Committee was January 29, 2010. The values of the grants were determined based on the closing price of Teradyne’s stock on that grant date. The 2010 time-based RSU grants for all employees, including named executive officers, as well as the stock options and performance-based RSUs for named executive officers, vest in equal amounts annually over four years. The stock option grants have a term of seven years from the date of grant.

In January 2011, the Compensation Committee reviewed the Company’s performance against its 2010 performance-based variable equity compensation targets. On this basis, the Compensation Committee, and independent directors for the Chief Executive Officer, approved the number of the 2010 performance-based RSUs at 200% of target. The number of performance-based RSUs granted can be found in the Grants for Plan Based Awards Table and the value of the performance-based shares granted for each named executive officer can be found in the footnotes to the column “Stock Awards” in the Summary Compensation Table.

2011 Executive Compensation

In January 2011, the Compensation Committee reviewed the performance of the named executive officers during 2010 and conducted its annual assessment of executive compensation. The Compensation Committee concluded that the Company had:

•	delivered significant operating leverage as revenues increased;

•	increased market share in its Semitest business; and

•	managed costs so that the Company would remain profitable even with lower revenue.

As a result, the Company achieved record rate of profitability and performed significantly better than its competitors.

In addition to the Company’s performance during 2010, the Compensation Committee considered benchmark data from the peer group in setting executive compensation for 2011.

2011 Target Cash Compensation

To align cash compensation with the peer group data, the Compensation Committee, and the independent directors for the Chief Executive Officer, approved modest increases in the 2011 base salaries and target cash compensation for certain of the named executive officers. The 2010 and 2011 base salaries and target cash compensation are set forth below:

	Base Salary		Target Cash Compensation
	2010	2011	2010	2011
Michael A. Bradley	$644,000	$660,000	$1,288,000	$1,320,000
Gregory R. Beecher	370,000	380,000	647,500	665,000
Mark E. Jagiela	360,000	370,000	630,000	647,500
Jeffrey R. Hotchkiss	300,000	300,000	525,000	525,000
Charles J. Gray	300,000	300,000	480,000	495,000

Based on available peer company data, the 2011 base and target cash compensation for the named executive officers is competitive with the peer companies.

The Compensation Committee continued to use the same goal structure for determining performance-based variable cash compensation in 2011 as in the last five years. In addition, the Compensation Committee returned the potential payout under the PBIT percentage metric back to the 2009 level. For 2010 only, the potential payout related to the PBIT percentage metric was increased by 20%. The maximum variable cash compensation payout for the named executive officers remains 200% of the target amount.

Following the Compensation Committee’s and independent directors’ assessment of Company performance and its determination of the payouts for 2011, Teradyne will include the 2011 actual variable cash compensation payout in its proxy statement to be filed in 2012.

2011 Equity Award

In January 2011, the Compensation Committee, and the independent directors for the Chief Executive Officer, approved the 2011 equity awards for the named executive officers. The Compensation Committee and independent directors retained time-based RSUs, performance-based RSUs and stock options for the 2011 equity grant. The performance targets for the performance-based RSUs are the same as the 2011 variable cash compensation targets. The final number of performance-based RSUs awarded will be determined by the Compensation Committee and the Board near the one-year anniversary of the grant date.

In order to maintain a competitive equity compensation level relative to the peer companies, the 2011 equity grant values at target for named executive officers increased 8.6% from the 2010 equity grant values at target. Mr. Bradley’s 2011 equity award was increased by 9.5%, and the awards for Messrs. Beecher, Jagiela, Hotchkiss and Gray were increased 10.0%, 10.0%, 0.0%, and 8.0%, respectively. Total potential equity ownership for Teradyne’s executive officers is competitive with the peer group.

The 2011 equity grant was split 40% to time-based RSUs, 40% to performance-based RSUs and 20% to non-qualified stock options. The Compensation Committee and the Board increased the allocation for performance-based RSUs by 10% and decreased the stock option allocation by that same amount in order to increase the proportion of equity tied to the Company’s 2011 performance goals.

The specific number of RSUs and options were calculated based upon the closing price of the Company’s stock on the grant date for RSUs and the Black-Scholes grant date fair value calculation for options. The table below sets forth the grant date equity values of the 2011 time-based RSUs, performance-based RSUs and stock options for each named executive officer.

Name of Executive Officer	Number of Time-based RSUs	Number of Performance- based RSUs	Number of Stock Options	Value of Time-based RSUs	Value of Performance- based RSUs	Value of Stock Options	Total Equity Value
Michael A. Bradley	51,264	51,264	61,721	$832,015	$832,015	$416,000	$2,080,030
Gregory R. Beecher	23,044	23,044	27,744	$374,004	$374,004	$186,995	$935,003
Mark E. Jagiela	23,044	23,044	27,744	$374,004	$374,004	$186,995	$935,003
Jeffrey R. Hotchkiss	11,091	11,091	13,353	$180,007	$180,007	$89,999	$450,013
Charles J. Gray	11,707	11,707	14,094	$190,005	$190,005	$94,994	$475,004

The grant date for the 2011 equity grants approved by the Compensation Committee was January 28, 2011. The values of the grants were determined based on the closing price of Teradyne’s stock on that grant date. The time-based RSU grants for all employees, including named executive officers, as well as the stock options and performance-based RSUs for named executive officers, vest in equal amounts annually over four years. The stock option grants have a term of seven years from the date of grant.

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers during the fiscal years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary (1)		Bonus (2)		Stock Awards (3)		Option Awards (4)		Non-Equity Incentive Plan Compensation (5)		Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)		All Other Compensation (7)		Total
Michael A. Bradley	2010		$644,000		$244,102		$1,330,007		$569,998		$1,288,000		$1,092,995		$17,069		$5,186,171
President & CEO	2009		$547,396		$15,005		$889,850		$883,375		$243,750		$942,025		$15,553		$3,536,954
	2008		$609,375		$18,475		$2,139,096		$—		$281,250		$820,172		$38,237		$3,906,605

Gregory R. Beecher	2010		$370,000		$122,714		$595,005		$255,000		$555,000		$—		$25,902		$1,923,621
VP, CFO & Treasurer	2009 2008	$ $	321,300 355,500	$ $	7,563 9,311	$ $	399,230 805,458	$ $	396,325 —	$ $	105,300 121,500	$ $	— —	$ $	8,702 32,506	$ $	1,238,420 1,324,275

Mark E. Jagiela	2010		$360,000		$119,398		$595,005		$255,000		$540,000		$22,602		$22,778		$1,914,783
President, Semiconductor Test Systems	2009 2008	$ $	311,100 344,214	$ $	7,323 9,016	$ $	399,230 805,458	$ $	396,325 —	$ $	101,957 117,643	$ $	14,937 17,807	$ $	6,464 15,628	$ $	1,237,336 1,309,766

Jeffrey R. Hotchkiss	2010		$285,278		$99,498		$315,000		$134,997		$450,000		$67,806		$22,091		$1,374,670
President, Systems Test Group	2009 2008	$ $	267,750 296,250	$ $	6,302 7,760	$ $	216,450 543,066	$ $	214,875 —	$ $	87,750 101,250	$ $	52,821 69,396	$ $	12,268 47,965	$ $	858,216 1,065,687

Charles J. Gray	2010		$300,000		$90,970		$308,005		$132,000		$360,000		$—		$11,283		$1,202,258
VP, General Counsel & Secretary	2009		$176,339		$5,186		$204,425		$217,750		$47,385		$—		$4,098		$655,183

(1)	The amounts in the “Salary” column represent the annual base salary for each named executive officer, which is paid monthly, and reflect the temporary salary reductions in effect during parts of 2009 and 2008.

(2)	The amounts in the “Bonus” column represent payments made under the Cash Profit Sharing Plan.

(3)	The amounts under the “Stock Awards” column represent the fair value of the time-based and performance-based RSU awards on the date of grant calculated in accordance with FASB ASC Topic 718 (previously FAS 123R). Performance-based RSUs are valued at the grant date based upon the probable outcome of the performance metrics. Therefore, the amounts under the “Stock Awards” column do not reflect the amount of compensation actually received by the named executive officer during the fiscal year. The maximum value of these performance-based RSUs, assuming the highest level of performance conditions is achieved, is as follows for 2010 and 2008, respectively: Mr. Bradley: $1,140,004 and $1,988,184; Mr. Beecher: $510,002 and $734,897; Mr. Jagiela: $510,002 and $734,897; Mr. Hotchkiss: $270,000 and $468,125; and Mr. Gray: $264,004 and not applicable. Based on the achievement against the performance metrics and approved by the Compensation Committee and the Board in January 2011, the actual value of the performance-based RSUs awarded in 2010 is as follows: Mr. Bradley: $1,140,004; Mr. Beecher: $510,002; Mr. Jagiela: $510,002; Mr. Hotchkiss: $270,000; and Mr. Gray: $264,004. No performance-based RSUs were ultimately received by the executive officers for 2008. For a discussion of the assumptions underlying this valuation, please see Note B to the Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year 2010.

(4)	The amounts under the “Option Awards” column represent the fair value of the award on the date of grant calculated in accordance with FASB ASC Topic 718 (previously FAS 123R). For a discussion of the assumptions underlying this valuation please see Note B to the Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year 2010.

(5)	The amounts under the “Non-Equity Incentive Plan Compensation” column represent amounts earned as variable cash compensation for services performed.

(6)	The amounts under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the present value of pension benefits accrued. See also the disclosure below in “Retirement and Post-Termination Tables”. Not included in this column are earnings on the Supplemental Saving Plan in which certain of the named executive officers participate, as earnings and losses under that plan are determined in the same manner and at the same rate as externally managed investments. See “Nonqualified Deferred Compensation Table”.

(7)	The amounts under the “All Other Compensation” column represent the following amounts for 2010 for the named executive officers:

	Company Contributions to Defined Contribution Plans	Value of Life Insurance Premiums	Total – All Other Compensation
Michael A. Bradley	$0	$17,069	$17,069
Gregory R. Beecher	21,702	4,200	25,902
Mark E. Jagiela	21,094	1,684	22,778
Jeffrey R Hotchkiss	9,800	12,291	22,091
Charles J. Gray	9,800	1,483	11,283

Grants of Plan-Based Awards Table

The following table sets forth information concerning plan-based awards to the named executive officers during the fiscal year ended December 31, 2010.

	Grant Date		Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael A. Bradley	1/1/2010	(3)	$—	$644,000	$1,288,000	—	—	—	—	—	—	—
	1/29/2010	(4)	$—	$—	$—	—	61,028	122,056	81,371	139,024	$9.34	$1,900,005

Gregory R. Beecher	1/1/2010	(3)	$—	$277,500	$555,000	—	—	—	—	—	—	—
	1/29/2010	(4)	$—	$—	$—	—	27,302	54,604	36,403	62,195	$9.34	$850,005

Mark E. Jagiela	1/1/2010	(3)	$—	$270,000	$540,000	—	—	—	—	—	—	—
	1/29/2010	(4)	$—	$—	$—	—	27,302	54,604	36,403	62,195	$9.34	$850,005

Jeffrey R. Hotchkiss	1/1/2010	(3)	$—	$225,000	$450,000	—	—	—	—	—	—	—
	1/29/2010	(4)	$—	$—	$—	—	14,454	28,908	19,272	32,926	$9.34	$449,997

Charles J. Gray	1/1/2010	(3)	$—	$180,000	$360,000	—	—	—	—	—	—	—
	1/29/2010	(4)	$—	$—	$—	—	14,133	28,266	18,844	32,195	$9.34	$440,005

(1)	The grants under the “Estimated Future Payouts under Equity Incentive Plan Awards” column represent the target and maximum number of performance-based RSUs granted in 2010. Based on the achievement against the performance metrics as approved by the Compensation Committee and the Board in January 2011, the actual number of the performance-based RSUs granted to the executive officers in 2010 is set forth in the “Maximum” column.
(2)	The grants under the “All Other Stock Awards: Number of Shares of Stock or Units” column represent the number of time-based RSUs granted to each named executive officer in 2010.
(3)	These grants of variable cash compensation were made pursuant to the 2006 Equity and Cash Compensation Incentive Plan and reflect the threshold, target and maximum cash payouts for these awards; the actual payouts are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(4)	In 2010, the named executive officers were granted time-based RSUs, performance-based RSUs, and stock options. The threshold, target and maximum numbers apply to performance-based RSUs only.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning the outstanding equity awards at the fiscal year-end, December 31, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)
Michael A. Bradley	150,000	—	$27.06	01/28/11
	150,000	—	$21.91	05/27/11
	150,000	—	$21.91	05/27/11
	55,625	346,875	$4.81	01/30/16
	—	139,024	$9.34	01/29/17
					22,515	$316,110	(1)
					54,576	$766,247	(2)
					138,750	$1,948,050	(3)
					203,427	$2,856,115	(4)
Gregory R. Beecher	95,000	—	$27.06	01/28/11
	—	155,625	$4.81	01/30/16
	—	62,195	$9.34	01/29/17
					8,378	$117,627	(1)
					20,878	$293,127	(2)
					62,250	$873,990	(3)
					91,007	$1,277,738	(4)
Mark E. Jagiela	80,000	—	$27.06	01/28/11
	—	155,625	$4.81	01/30/16
	—	62,195	$9.34	01/29/17
					7,750	$108,810	(1)
					20,878	$293,127	(2)
					62,250	$873,990	(3)
					91,007	$1,277,738	(4)
Jeffrey R. Hotchkiss	90,000	—	$26.66	02/02/11
	—	84,375	$4.81	01/30/16
	—	32,926	$9.34	01/29/17
					6,022	$84,548	(1)
					14,729	$206,795	(2)
					33,750	$473,850	(3)
					48,180	$676,447	(4)
Charles J. Gray	—	60,938	$6.29	05/01/16
	—	32,195	$9.34	01/29/17
					24,375	$342,225	(5)
					47,110	$661,424	(4)

(1)	For each named executive officer, the vesting dates for RSUs granted on January 26, 2007 are twenty-five percent (25%) of the RSUs vested on each of January 26, 2008, January 26, 2009, and January 26, 2010 and twenty-five percent (25%) will vest on January 26, 2011.
(2)	For each named executive officer, the vesting dates for RSUs granted on January 25, 2008 are twenty-five percent (25%) of the RSUs vested on each of January 25, 2009 and January 25, 2010 and twenty-five percent (25%) will vest on each of January 25, 2011 and January 25, 2012.
(3)	For each named executive officer, the vesting dates for RSUs granted on January 30, 2009 are twenty-five percent (25%) of the RSUs vested on January 30, 2010 and twenty-five percent (25%) will vest on each of January 30, 2011, January 30, 2012, and January 30, 2013.
(4)	For each named executive officer, the vesting dates for RSUs granted on January 29, 2010 are twenty-five percent (25%) of the RSUs will vest on each of January 29, 2011, January 29, 2012, January 29, 2013, and January 29, 2014.
(5)	For Mr. Gray, the vesting dates for the new hire RSUs granted on May 1, 2009 are twenty-five percent (25%) vested on May 1, 2010 and twenty-five percent (25%) will vest on each of May 1, 2011, May 1, 2012, and May 1, 2013.

Option Exercises and Stock Vested Table

The named executive officers exercised stock options during 2010. The following table shows: (1) the number of shares acquired upon exercise of stock options and the value realized on exercise during 2010; and (2) the number of shares acquired as a result of the vesting of RSUs and the value realized on vesting during 2010:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael A. Bradley	175,000	$700,200	96,053	$944,126
Gregory R. Beecher	151,875	$555,888	39,568	$388,276
Mark E. Jagiela	83,875	$496,786	38,939	$381,910
Jeffrey R. Hotchkiss	28,125	$232,875	24,636	$242,370
Charles J. Gray	20,312	$124,577	8,125	$105,463

Retirement and Post-Employment Tables

Pension Benefits Table

The Company offers a qualified Retirement Plan and a non-qualified SERP. In 1999, the Company discontinued both plans to new members. At that time, all employees were offered the choice to remain in the Retirement Plan and continue to accrue benefits, or opt for an additional match in the 401k Plan, in lieu of participation in the Retirement Plan. Fifty percent (50%) of the employees elected to remain in the Retirement Plan. One hundred ninety-five current employees continue to accrue benefits in the Retirement Plan and only eleven in the SERP. In November 2009, the Board voted to freeze the benefits under the Retirement Plan for these eleven employees, including Mr. Bradley, who participate in both the Retirement Plan and the SERP. These employees will continue to receive the same retirement benefits, but through the SERP rather than through continued accruals in the Retirement Plan. Mr. Bradley, Mr. Jagiela and Mr. Hotchkiss are entitled to benefits under the Retirement Plan but are no longer accruing additional benefits under that plan.

The SERP pension formula is identical to that of the Retirement Plan, except an employee’s eligible earnings are based on the employee’s highest consecutive 60 months of actual base salary, actual cash profit sharing and target variable compensation and actual years of service. The resulting benefit is then reduced by the benefit payable from the Retirement Plan. Mr. Bradley may collect an actuarially reduced benefit prior to age 66 under the terms of the SERP, limited by provisions compliant with Section 409A of the Code. These limitations prevent Mr. Bradley from collecting benefits prior to age 66 that were earned after December 31, 2004.

There is no provision in the SERP to grant extra years of credited service. In order to calculate the present value of the accumulated benefit, Teradyne’s actuaries used the same assumptions as used in its financial statements for fiscal year ended December 31, 2010, a discount rate of 5.30% for the Retirement Plan and 5.10% for the SERP.

Similar to most pension plans, Teradyne’s pension plan was designed such that the annual present value of the accrued benefit associated with the plan increases significantly as an employee both approaches retirement and increases his or her years of service. Other factors which can influence year-on-year changes include one-time items such as discount rate changes, information updates, or mortality rate changes.

The table below shows the present value, as of December 31, 2010, of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of the Retirement Plan and SERP. Although Messrs. Bradley (after December 31, 2009), Jagiela and Hotchkiss are no longer accruing additional benefits under the Retirement Plan, each is entitled to benefits under the Retirement Plan and, based on the actuarial assumptions used this year, Messrs. Bradley, Jagiela and Hotchkiss show a Change in Pension Value in the Summary Compensation Table.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)
Michael A. Bradley(1)	Retirement Plan	31.00	$568,016
	SERP	32.00	$4,787,837
Gregory R. Beecher	Retirement Plan	0	$0
	SERP	0	$0
Mark E. Jagiela(2)	Retirement Plan	17.61	$132,940
	SERP	0	$0
Jeffrey R. Hotchkiss(3)	Retirement Plan	26.45	$598,943
	SERP	0	$0
Charles J. Gray	Retirement Plan	0	$0
	SERP	0	$0

(1)	The years of creditable service for Mr. Bradley were capped in 2009 with respect to the Retirement Plan.
(2)	The years of creditable service for Mr. Jagiela were capped in 1999.
(3)	The years of creditable service for Mr. Hotchkiss were capped in 2000.

Nonqualified Deferred Compensation Table

The Company maintains the Supplemental Savings Plan which allows certain eligible employees who are actively employed by Teradyne on or after December 1, 1994 to defer compensation in excess of limits under the 401k Plan and to receive supplemental matching contributions from the Company. In addition, employees who participate in the variable cash compensation plan may defer up to 85% of each year’s variable cash compensation payment into the Supplemental Savings Plan. The Supplemental Savings Plan is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or “highly compensated employees” as defined in ERISA. In general, under the Supplemental Savings Plan, distribution of the deferrals and the vested matching contributions are made in one lump sum upon the participant’s retirement, disability, or other termination of employment. In addition to the conditions of the Supplemental Savings Plan itself, certain restrictions are imposed by Section 409A of the Code regarding when participants will receive distributions under the Supplemental Savings Plan.

Because the Supplemental Savings Plan is intended to be an ERISA excess plan, the investment options available to participants are similar to those provided in the 401k Plan. Employees select the investment options from a portfolio of mutual funds. The earnings are credited based on the actual performance of the selected mutual funds.

The table below shows the aggregate balance of the deferred compensation amounts in the Supplemental Savings Plan for each named executive officer, as of December 31, 2010.

Name	Executive Contributions in Last FY (1)	Employer Contributions in Last FY (2)	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE
Michael A. Bradley	$29,596	$0	$221,285	$0	$2,074,846
Gregory R. Beecher	51,000	11,902	105,585	0	895,172
Mark E. Jagiela	16,548	11,295	31,096	42,865	251,507
Jeffrey R. Hotchkiss	0	0	30,985	0	242,035
Charles J. Gray	0	0	0	0	0

(1)	The following table lists the amounts of each named executive officer’s contributions that were previously reported in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns:

Amounts Contributed by Executive, 2010, 2009 & 2008 Included in Summary Compensation Table

	Michael A. Bradley	Gregory R. Beecher	Mark E. Jagiela	Jeffrey R. Hotchkiss	Charles J. Gray
2010	$29,596	$51,000	$16,548	$0	$0
2009	77,875	0	0	30,375	0
2008	33,438	72,510	0	101,355	0
Prior to 2008	1,397,190	502,359	196,692	120,508	0

Total Employee Contributions	$1,538,099	$625,869	$213,240	$252,238	$0

(2)	These amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

Post-Termination Compensation Table

Change in Control Agreements

Teradyne maintains Change in Control Agreements with each of its named executive officers (the “Change in Control Agreements”) which, other than for Mr. Gray who started at the Company in April 2009, were entered into in 2007 replacing previous agreements. Under the Change in Control Agreements, in the event any of the named executive officers is terminated without “Cause” or the named executive officer terminates his employment for “Good Reason” (each as defined in the agreement) within two years following a defined change in control, the officer will receive certain payments and/or benefits including the following:

•	Immediate vesting of all equity awards (for performance-based awards the vesting would be calculated at the target level);

•	Cash awards for the year of termination calculated at the target level and pro-rated up to the date of termination;

•	Salary continuation for two years based on the named executive officers’ annual target cash compensation at the time of termination;

•	Health, dental and vision plan insurance coverage for two years; and

•

Tax gross-up payments in the amount necessary, so that the net amount retained by the named executive officer (after reduction for (i) any excise tax and (ii) any federal, state, or local tax on the tax gross-up payment) is equal to the amount of the payments under the agreement other than the tax gross-up payment. The Compensation Committee has eliminated this provision from any future Change in

Control Agreements. The Change in Control Agreement for Mr. Gray, who started at the Company in April 2009, does not include this tax gross-up payment.

The Change in Control Agreements provide that the salary continuation may be suspended and prior payments recouped if the two-year non-compete and non-solicit provisions of the Change in Control Agreement are breached.

Chief Executive Officer Separation Agreement

Upon his election as Chief Executive Officer, Mr. Bradley entered into an Agreement Regarding Termination Benefits (“Separation Agreement”). The term of this Separation Agreement, entered into on September 3, 2004, is three years, and automatically extends for additional one-year periods unless Teradyne gives notice to Mr. Bradley. The current one-year renewable term of the Separation Agreement extends to September 3, 2011. The Separation Agreement contains a two-year, post-employment customer and employee non-hire and non-solicitation restriction and a two-year, post-employment non-competition restriction. In consideration of these restrictions, Mr. Bradley is entitled to receive severance payments at his annual target compensation rate and continued vesting of equity awards for two years following his termination by Teradyne for any reason other than death, disability or cause, each as defined in the agreement, or in a circumstance in which Mr. Bradley would be entitled to payments pursuant to his Change in Control Agreement. During this period, Mr. Bradley is also entitled to ongoing health, dental and vision insurance plan coverage, provided on the same terms as those in effect at the date of his termination. If Teradyne terminates Mr. Bradley’s employment due to his disability and Mr. Bradley is not entitled to payments pursuant to his Change in Control Agreement, Mr. Bradley is entitled to a two-year severance payment to the extent he is not eligible to receive disability insurance, which payment is reduced by any compensation Mr. Bradley receives from other employment.

Other Arrangements

None of the named executive officers has a severance agreement, other than the Chief Executive Officer. Teradyne has a standard severance policy under which, the Company may in its discretion, offer severance payments to an employee, including a named executive officer, generally based on length of service. Any severance payments to named executive officers are conditioned upon the named executive officer’s entering into a written severance agreement containing customary obligations, such as, non-competition, non-solicitation, non-disparagement and/or confidentiality obligations, and releasing Teradyne from any claims.

The Company provides certain benefits to its retirees. Based on age and service, Messrs. Bradley and Hotchkiss qualify for these broad-based employee benefits. At retirement, their vested stock options granted prior to 2006 continue to be available for exercise until expiration. They will also be entitled to receive a pro-rated amount of variable cash compensation through the date of their retirement. In addition, most retirees can continue in the health, dental and vision programs at a partially subsidized rate. The Pension Benefits Table lists the present value of accumulated benefits for Messrs. Bradley and Hotchkiss.

Potential Payments upon Termination or Termination Following a Change in Control

The following provides the details of potential payments made to the named executive officers in the event of a termination, had the termination occurred on December 31, 2010. The following table does not reflect benefits that are generally available to all salaried employees under standard company policies or benefits, such as the standard severance policy, subsidized rates for health, dental and vision programs for retirees, long-term disability and life insurance.

	Reason for Termination(1)	Salary Continuation	Prorated Variable Cash Compensation(2)	Benefits Continuation	Value of Accelerated Unvested Equity(3)	Excise Tax/ Gross Up	Total
Michael A. Bradley	Not for Cause	$2,576,000	$1,288,000	$40,191	$5,841,843	$0	$9,746,034
	Change in Control	$2,576,000	$644,000	$40,191	$8,884,759	$0	$12,144,950

Gregory R. Beecher	Change in Control	$1,295,000	$277,500	$39,624	$3,907,898	$653,912	$6,173,934

Mark E. Jagiela	Change in Control	$1,260,000	$270,000	$37,324	$3,899,067	$627,575	$6,093,966

Jeffrey R. Hotchkiss	Change in Control	$1,050,000	$225,000	$40,191	$2,172,241	$0	$3,487,432

Charles J. Gray	Change in Control	$960,000	$180,000	$0	$1,428,808	$0	$2,568,808

(1)	None of the named executive officers has an agreement to receive any salary continuation, variable cash compensation, benefits continuation, acceleration of equity or gross-up in the event such named executive officer voluntarily terminates his or her employment with Teradyne or if that named executive officer is terminated by Teradyne for cause.
(2)	The amounts in this column for Change in Control represent prorated variable cash compensation at target for each of the named executive officers. The amount in this column for Mr. Bradley’s termination by the Company Not for Cause represents prorated actual variable cash compensation. Following termination, Messrs. Bradley and Hotchkiss would receive a pro-rated variable cash compensation payment based on actual variable compensation performance given their age and service pursuant to broad-based retirement benefits available to all employees. However, for termination following a Change in Control, Messrs. Bradley and Hotchkiss would be entitled to receive a pro-rated variable cash compensation payment at target pursuant to their Change in Control Agreements.
(3)	The Change in Control amounts represent the value of the restricted stock and the in-the-money value of stock options that would accelerate upon termination of employment by the Company without cause or by the executive officer for good reason following a change in control. Mr. Bradley’s amount upon termination of employment by the Company Not for Cause represents the value of the restricted stock and the in-the-money value of stock options that would continue to vest for 24 months.

Compensation Committee Report

The Compensation Discussion and Analysis has been reviewed with management. Based on the review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Teradyne’s Annual Report on Form 10-K for the year ended December 31, 2010.

COMPENSATION COMMITTEE

Roy A. Vallee (Chair)

Albert Carnesale

Daniel W. Christman

Timothy E. Guertin

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

OTHER MATTERS

Shareholder Proposals for 2012 Annual Meeting of Shareholders

Teradyne’s bylaws set forth the procedures a shareholder must follow to nominate a director or to bring other business before a shareholder meeting. For shareholders who wish to nominate a candidate for director at the 2012 Annual Meeting of Shareholders, Teradyne must receive the nomination not less than 50 days or more than 90 days prior to the meeting. In the event a shareholder is given less than 65 days’ prior notice of the meeting date (whether by notice mailed to the shareholder or through public disclosure), to be timely, the shareholder’s notice of nomination must be received no later than the close of business on the fifteenth day following the earlier of the day on which notice of the meeting date was mailed or publicly disclosed. The shareholder’s notice of nomination must provide information regarding the nominee, including name, address, occupation and shares held by the shareholder making the proposal. The Nominating and Corporate Governance Committee will consider any nominee properly presented by a shareholder and will make a recommendation to the Board. After full consideration by the Board, the shareholder presenting the nomination will be notified of the Board’s decision.

If a shareholder wishes to bring matters other than proposals that will be included in the proxy materials before the 2012 Annual Meeting of Shareholders, Teradyne must receive notice within the timelines described above for director nominations. If a shareholder who wishes to present a proposal but fails to notify Teradyne in time, that shareholder will not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the bylaws, the proposal is brought before the meeting, then under the SEC’s proxy rules, the proxies Teradyne solicits with respect to the 2012 Annual Meeting of Shareholders will confer discretionary voting authority with respect to the shareholder’s proposal on the persons selected to vote the proxies. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

If a shareholder wishes to bring a proposal intended for inclusion in Teradyne’s proxy materials to be furnished to all shareholders entitled to vote at the 2012 Annual Meeting of Shareholders, Teradyne must receive notice pursuant to SEC Rule 14a-8 no later than December 16, 2011.

It is suggested that shareholders submit their proposals either by courier or Certified Mail—Return Receipt Requested.

Expenses and Solicitation

Teradyne will bear the cost of solicitation of proxies, and in addition to soliciting the shareholders by mail and by Teradyne’s regular employees, the Company may request banks and brokers to solicit their customers who have stock registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by Teradyne’s officers and employees, as well as certain outside proxy-solicitation services may also be made of some shareholders in person or by mail, telephone or facsimile following the original solicitation.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of Teradyne’s filings with the SEC, the sections of the proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Householding for Shareholders Sharing the Same Address

Teradyne has adopted a procedure called “householding,” which has been approved by the SEC. Under householding, unless Teradyne has received contrary instructions from the shareholders, Teradyne delivers only one copy of the annual report and proxy statement to multiple shareholders who share the same address and have the same last name. This helps Teradyne reduce printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

Upon request, Teradyne will promptly deliver another copy of the annual report and proxy statement to any shareholder at a shared address to which a single copy of such document was delivered. To receive a separate copy of the combined annual report and proxy statement, you may write or call Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, Attention: Investor Relations, telephone number 978-370-2425. You may also access the annual report and proxy statement on the Company’s web site at www.teradyne.com under the “SEC Filings” section of the “Investors” link.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Broadridge, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

APPENDIX A

TERADYNE, INC.

2006 EQUITY AND CASH COMPENSATION INCENTIVE PLAN

(as amended through April 14, 2011)

1.	Purpose and Eligibility.

The purpose of this 2006 Equity and Cash Compensation Incentive Plan (the “Plan”) of Teradyne, Inc. is to provide equity ownership and compensation opportunities in the Company (each an “Award”) to employees, officers, directors, consultants and advisors of the Company and its Subsidiaries, all of whom are eligible to receive Awards under the Plan. Any person to whom an Award has been granted under the Plan is called a “Participant.” Additional definitions are contained in Section 14(a).

2.	Administration.

a.    Administration by Committee of Independent Members of the Board of Directors. The Plan will be administered by a committee (the “Committee”) composed solely of members of the Board of Directors of the Company that are “independent,” as defined pursuant to Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, and as proscribed under Rule 303A.02 of the New York Stock Exchange (“NYSE”) Listed Company Manual, or any amendment, supplement or modification thereto; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder. The Committee, in its sole discretion, shall have the authority to grant Awards, to adopt, amend and repeal rules relating to the Plan, to interpret and correct the provisions of the Plan and any Award, and, subject to the limitations of the Plan, to modify and amend any Award. All decisions by the Committee shall be final and binding on all interested persons. Neither the Company nor any member of the Committee shall be liable for any action or determination relating to the Plan.

b.    Delegation to Executive Officers. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to grant Awards and exercise such other powers under the Plan as the Committee may determine; provided, however, that the Committee shall fix the maximum number of Awards to be granted and the maximum number of shares issuable to any one Participant pursuant to Awards granted by such executive officer or officers. The Committee may, by a resolution adopted by the Committee, authorize one or more executive officers of the Company to do one or both of the following: (i) designate employees of the Company or of any of its subsidiaries to be recipients of Awards and (ii) determine the number, type and terms of such Awards to be received by such employees, subject to the limitations of the Plan; provided, however, that, in each case, the resolution so authorizing such officer or officers shall specify the maximum number and type of Awards such officer or officers may so award. The Committee may not authorize an officer to designate himself or herself as a recipient of any such Awards or to grant Awards to other executive officers of the Company.

3.	Stock Available for Awards.

a.    Number of Shares. Subject to adjustment under Section 3(c), the aggregate number of shares (the “Authorized Shares”) of the Company’s common stock, $0.125 par value per share (the “Common Stock”), that may be issued pursuant to the Plan shall be 22,000,000 shares of Common Stock. If any Award expires, is terminated, surrendered, forfeited, expires unexercised, is settled in cash in lieu of Common Stock or is exchanged for other Awards, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 3(c), but only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

b.    Per-Participant Limit. Subject to adjustment under Section 3(c), no Participant may be granted stock-based Awards during any one fiscal year to purchase more than 2,000,000 shares of Common Stock.

c.    Adjustment to Common Stock. In the event of any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or event, (i) the number and class of securities available for Awards under the Plan and the per-Participant share limit, (ii) the number and class of securities, vesting schedule and exercise price per share subject to each outstanding stock-based Award, (iii) the repurchase price per security subject to repurchase, and (iv) the terms of each other outstanding stock-based Award shall be adjusted by the Company (or substituted Awards may be made) to the extent the Committee shall determine, in good faith, that such an adjustment (or substitution) is appropriate. If Section 11(f)(i) applies for any event, this Section 3(c) shall not be applicable.

d.    Fractional Shares. No fractional shares shall be issued under the Plan and the Participant shall, at the Committee’s discretion, receive either cash in lieu of such fractional shares or a full share for each fractional share.

4.	Stock Options.

a.    General. The Committee may grant options to purchase Common Stock (each, an “Option”) and determine the terms and conditions of each Option, including, but not limited to (i) the number of shares subject to such Option or a formula for determining such, (ii) subject to Section 4(e) hereof, the exercise price of the Options and the means of payment for the shares, (iii) the Performance Criteria (as defined in Section 11(d)), if any, and level of achievement of such Performance Criteria that shall determine the number of shares or Options granted, issued, retainable and/or vested, (iv) the terms and conditions of the grant, issuance and/or forfeiture of the shares or Options, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan.

b.    Incentive Stock Options. An Option that the Committee intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall be granted only to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Committee and the Company shall have no liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such.

c.    Nonstatutory Stock Options. An Option or any part thereof that does not qualify as an Incentive Stock Option is referred to herein as a “Nonstatutory Stock Option.”

d.    Dollar Limitation. For so long as the Code shall so provide, Options granted to any employee under the Plan (and any other plans of the Company) which are intended to constitute Incentive Stock Options shall not constitute Incentive Stock Options to the extent that such Options, in the aggregate, become exercisable for the first time in any one calendar year for shares of Common Stock with an aggregate Fair Market Value (as defined in Section 14 and determined as of the respective date or dates of grant) of more than $100,000 (or such other limit as may be provided by the Code). To the extent that any such Incentive Stock Options exceed the $100,000 limitation (or such other limit as may be provided by the Code), such Options shall be Nonstatutory Stock Options.

e.    Exercise Price. The Committee shall establish the exercise price (or determine the method by which the exercise price shall be established) at the time each Option is granted and specify the exercise price in the applicable Option agreement, provided, that the exercise price per share specified in the agreement relating to each Option granted under the Plan shall not be less than the Fair Market Value per share of Common Stock on the date of such grant. In the case of an Incentive Stock Option to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, the price per share specified in the agreement relating to such Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the date of grant (or such other limit as may be provided by the Code). For purposes of determining stock ownership under this subsection, the rules of Section 424(d) of the Code shall apply. Subject to Section 3(c), an Option may not be amended subsequent to its issuance to reduce the price at which it is exercisable unless such amendment is approved by the Company’s shareholders.

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f.    Duration of Options. Each Option shall be exercisable at such times and subject to such terms, conditions and expiration as the Committee may specify in the applicable Option agreement; provided, that no Option shall be exercisable for a period of time greater than ten (10) years from the date of grant of such Option; provided, further, that Incentive Stock Options granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company shall be exercisable for a maximum of five (5) years from the date of grant of such Option (or such other limit as may be provided by the Code). For purposes of determining stock ownership under this subsection, the rules of Section 424(d) of the Code shall apply.

g.    Vesting of Options. Subject to Section 11(f) and Section 11(j) and except as provided in Section 13, at the time of the grant of an Option, the Committee shall establish a vesting date or vesting dates with respect to the shares of Common Stock covered by such Options. The Committee may establish vesting dates based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee.

h.    Exercise of Option. Options may be exercised only by delivery to the Company at its principal office address or to such transfer agent as the Company shall designate of a written notice of exercise specifying the number of shares as to which such Option is being exercised, signed by the proper person, or by notification of the Company-designated third party commercial provider (the “Third Party Commercial Provider”), in accordance with the procedures approved by the Company and to which the holder of the Option shall have ongoing access by means of accessing such person’s account maintained with the Third Party Commercial Provider, together with payment in full as specified in Section 4(i) for the number of shares for which the Option is exercised.

i.    Payment Upon Exercise. Common Stock purchased upon the exercise of an Option shall be paid for by one or any combination of the following forms of payment:

(i) in United States dollars in cash or by check payable to order of the Company or by fund transfer from the Option holder’s account maintained with the Third Party Commercial Provider;

(ii) at the discretion of the Committee, through delivery of shares of Common Stock having a Fair Market Value equal as of the date of the exercise to the cash exercise price of the Option, provided, that such shares were not acquired by the Participant in the prior six months;

(iii) at the discretion of the Committee and consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the Option and an authorization to the Third Party Commercial Provider to pay that amount to the Company, which sale shall be at the Participant’s direction at the time of exercise; or

(iv) at the discretion of the Committee, by any combination of (i), (ii), or (iii) above.

If the Committee exercises its discretion to permit payment of the exercise price of an Incentive Stock Option by means of the methods set forth in clauses (ii), (iii) or (iv) of the preceding sentence, such discretion shall be exercised in writing in the instrument evidencing the Award of the Incentive Stock Option.

j.    Notice to Company of Disqualifying Disposition. By accepting an Incentive Stock Option granted under the Plan, each optionee agrees to notify the Company in writing immediately after such optionee makes a disqualifying disposition of any stock acquired pursuant to the exercise of the Incentive Stock Options. A “disqualifying disposition” is generally any disposition occurring on or before the later of (a) the date two years following the date the Incentive Stock Option was granted or (b) the date one year following the date the Incentive Stock Option was exercised.

k.    Issuances of Securities. Except as provided in Section 3(c) or as otherwise expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

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5.	Stock Appreciation Rights

a.    General. A Stock Appreciation Right (a “SAR”) is an Award entitling the holder, upon exercise, to receive an amount in cash or Common Stock, or a combination thereof (such form to be determined by the Committee), determined solely by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock. The date as of which such appreciation or other measure is determined shall be the exercise date of the SAR Award.

b.    Grants. SARs may be granted in tandem with, or independently of, Options granted under the Plan.

(1)    Tandem Awards. When SARs are expressly granted in tandem with Options: (i) the SARs will be exercisable only at such time or times, and to the extent, that the related Option is exercisable, and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SARs will terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of shares covered by an Option will not be terminated until and only to the extent that the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

(2)    Independent Stock Appreciation Rights. A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Committee may specify in the SAR Award.

c.    Terms and Conditions. The Committee shall determine all terms and conditions of a SAR Award, including, but not limited to (i) the number of shares subject to such SAR Award or a formula for determining such, (ii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested or the amount of cash payable, (iii) the terms and conditions on the grant, issuance and/or forfeiture of the shares, and (iv) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan.

d.    Vesting of SAR Awards. Subject to Section 11(f) and Section 11(j), at the time of the grant of a SAR Award, the Committee shall establish a vesting date or vesting dates with respect to such SAR Award, provided that SARs awarded in tandem with Options shall be subject to the same vesting date or vesting dates established by the Committee pursuant to Section 4(g) for such related Options and shall be exercisable only to the extent that such related Option shall then be exercisable. The Committee may establish vesting dates based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee.

6.	Restricted Stock.

a.    Grants. The Committee may grant Awards entitling recipients to acquire shares of Common Stock, subject to (i) delivery to the Company by the Participant of cash, a check or other sufficient legal consideration in an amount at least equal to the par value of the shares purchased, (ii) the right of the Company to repurchase or reacquire all or part of such shares at their issue price or other stated or formula price from the Participant in the event that conditions specified by the Committee in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Committee for such Award (each, a “Restricted Stock Award”), and (iii) Section 6(b).

b.    Terms and Conditions. A Participant that is the holder of a Restricted Stock Award, whether vested or unvested, shall be entitled to enjoy all shareholder rights with respect to the shares of Common Stock underlying such Restricted Stock Award, including the right to receive dividends and vote such shares. Subject to Section 6(c), the Committee shall determine all terms and conditions of any such Restricted Stock Award,

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including, but not limited to (i) the number of shares subject to such Restricted Stock Award or a formula for determining such, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested, (iv) the terms and conditions on the grant, issuance and/or forfeiture of the shares, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. At the Committee’s election, shares of Common Stock issued in respect of a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapses, or (ii) evidenced by a stock certificate that may bear a legend indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Restricted Stock Award. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant. All certificates registered in the name of the Participant shall, unless otherwise determined by the Committee, be deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). After the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or, if the Participant has died, to the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

c.    Vesting of Restricted Stock. Subject to Section 11(f) and Section 11(j), at the time of the grant of a Restricted Stock Award, the Committee shall establish a vesting date or vesting dates with respect to the shares of Common Stock covered by such Restricted Stock Award, which vesting dates may be based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee; provided, that all Restricted Stock Awards, other than Awards granted under Section 11(l), shall have a minimum vesting period of no less than one (1) year for Restricted Stock Awards granted subject to Performance Criteria and no less than three (3) years for all other Restricted Stock Awards.

7.	Restricted Stock Unit.

a.    Grants. The Committee may grant Awards entitling recipients to acquire shares of Common Stock in the future, with the future delivery of the Common Stock subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of one or more specified conditions (each, a “Restricted Stock Unit”).

b.    Terms and Conditions. Subject to Section 7(c), the Committee shall determine all terms and conditions of any such Restricted Stock Unit, including, but not limited to (i) the number of shares subject to such Restricted Stock Unit or a formula for determining such, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested, (iv) the terms and conditions on the grant, issuance and/or forfeiture of the shares, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. A Participant may not vote the shares represented by a Restricted Stock Unit. A Restricted Stock Unit may be settled in cash or Common Stock, as determined by the Committee, with the amount of the cash payment based on the Fair Market Value of the shares of Common Stock at the time of vesting. Any such settlements may be subject to such conditions, restrictions and contingencies as the Committee shall establish.

c.    Vesting of Restricted Stock Unit. Subject to Section 11(f) and Section 11(j), at the time of the grant of a Restricted Stock Unit, the Committee shall establish a vesting date or vesting dates with respect to the shares of Common Stock covered by such Restricted Stock Unit, which vesting dates may be based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee; provided, that all Awards of Restricted Stock Units, other than Awards granted under Section 11(l), shall have a minimum vesting period of no less than one (1) year for Restricted Stock Units granted subject to Performance Criteria and no less than three (3) years for all other Restricted Stock Units.

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8.	Phantom Stock.

a.    General. The Committee may grant Awards entitling recipients to receive, in cash or shares, the Fair Market Value of shares of Common Stock (“Phantom Stock”) upon the satisfaction of one or more specified conditions.

b.    Terms and Conditions. Subject to Section 8(c), the Committee shall determine the terms and conditions of a Phantom Stock Award, including, but not limited to (i) the number of shares subject to or represented by such Phantom Stock Award or a formula for determining such, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested or the amount of cash payable, (iv) the terms and conditions on the grant, issuance and/or forfeiture of the shares or Phantom Stock Award, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. A Participant may not vote the shares represented by a Phantom Stock Award. Any settlements of Phantom Stock Awards may be subject to such conditions, restrictions and contingencies as the Committee shall establish.

c.    Vesting of Phantom Stock. Subject to Section 11(f) and Section 11(j), at the time of the grant of a Phantom Stock Award, the Committee shall establish a vesting date or vesting dates with respect to such Phantom Stock Award. The Committee may establish vesting dates based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee.

9.	Other Stock-Based Awards.

The Committee shall have the right to grant other Awards based upon the Common Stock and having such terms and conditions as the Committee may determine, including, without limitation, the grant of shares based upon certain conditions and/or Performance Criteria, the grant of securities convertible into Common Stock and the grant of stock units. The Committee shall determine the terms and conditions of any such Awards, including, but not limited to (i) the number of shares subject to such Award or a formula for determining such, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested, (iv) the terms and conditions on the grant, issuance and/or forfeiture of the shares or Award, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. Subject to Section 11(f) and Section 11(j), at the time of the grant of an Award under this Section 9, the Committee shall establish a vesting date or vesting dates with respect to such Award, which vesting date may be based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee; provided, that all Full Value Awards granted under this Section 9, other than Full Value Awards granted under Section 11(l) herein, shall have a minimum vesting period of no less than one (1) year for Full Value Awards subject to Performance Criteria and no less than three (3) years for all other Full Value Awards granted hereunder.

10.	Cash Awards.

a.    Grants. The Committee may grant cash awards (each, a “Cash Award”), either alone, in addition to, or in tandem with other Awards granted under the Plan.

b.    Terms and Conditions. The Committee shall determine the terms and conditions of any such Cash Award. From time to time, the Committee shall establish administrative rules and procedures governing the administration of Cash Awards.

c.    Variable Compensation Awards. A Cash Award that the Committee intends to be a “Variable Compensation Award” subject to Section 162(m) of the Code, provides a variable compensation payment each year to the Company’s executive officers and certain eligible senior employees each year based on certain

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Performance Criteria that may include, among other criteria, overall corporate and/or individual business group’s or division’s performance during the prior fiscal year, as determined by the Committee. Variable Compensation Awards are calculated based on a percentage of the Participant’s base annual salary (“Variable Compensation Factor”) and start at 5% for new Participants. Variable Compensation Factors are reviewed annually and typically do not exceed 100%. A newly hired executive officer or employee, who is approved for eligibility for Variable Compensation Awards, will be eligible to receive a Variable Compensation Award for their first year of employment, pro-rated from the date of hire. The Committee may rely upon the recommendation of the Company’s senior management in granting Variable Compensation Awards to eligible Participants who do not constitute executive officers of the Company, including as to the amount and terms of any such Awards and the satisfaction of Performance Criteria. No Participant may be granted Variable Compensation Awards that would result in a payment of more than $3 million during any one fiscal year.

11.	General Provisions Applicable to Awards.

a.    Transferability of Awards. Except as the Committee may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant, provided, however, that Nonstatutory Stock Options may be transferred to a grantor-retained annuity trust or a similar estate-planning vehicle in which the trust is bound by all provisions of the Option which are applicable to the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees of such an Option.

b.    Documentation. Each Award granted under the Plan, with the exception of Cash Awards, shall be evidenced by a written Award agreement in such form as the Committee shall from time to time approve. Award agreements shall comply with the terms and conditions of the Plan and may contain such other provisions not inconsistent with the terms and conditions of the Plan as the Committee shall deem advisable. In the case of an Incentive Stock Option, the Award agreement shall contain, or refer to, such provisions relating to exercise and other matters as are required of “incentive stock options” under the Code. Award agreements may be evidenced by an electronic transmission (including an e-mail or reference to a website or other URL) sent to the Participant through the Company’s normal process for communicating electronically with its employees. As a condition to receiving an Award, the Committee may require the Participant to affirmatively accept the Award and agree to the terms and conditions set forth in the Award agreement by physically and/or electronically executing the Award agreement or by otherwise physically and/or electronically acknowledging such acceptance and agreement. With or without such affirmative acceptance, however, the Committee may prescribe conditions (including the exercise or attempted exercise of any benefit conferred by the Award) under which the proposed Participant may be deemed to have accepted the Award and agreed to the terms and conditions set forth in the Award agreement.

c.    Committee Discretion. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly.

d.    Performance Criteria. For purposes of this Plan, the term “Performance Criteria” shall mean any one or more of the following performance criteria, applied to either the Company as a whole or to a division, business unit or Subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: cash flow; earnings per share; earnings before interest, taxes and amortization; return on equity; total shareholder return; share price performance; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; income from operations less restructuring and other, net, amortization of intangibles and acquisition and divestiture related charges or credits; operating margin or profit margin; return on operating revenue; return on invested capital; market segment share; product release schedules; new product innovation;

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product cost reduction; brand recognition/acceptance; product ship targets; process improvement results; verification of business strategy and/or business plan; improvement of strategic position; adaptation to changes in the marketplace or environment; or customer satisfaction. If the Award so provides, the Committee may appropriately evaluate achievement against Performance Criteria to take into account any of the following events that occurs during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax law; accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs and any extraordinary non-recurring charges or other events. The Committee may prescribe the foregoing criteria either individually or in combination. The Committee’s determination of the achievement of any Performance Criteria shall be conclusive. The minimum vesting period for all Full Value Awards granting shares of Common Stock subject to Performance Criteria, other than Full Value Awards granted under Section 11(l) herein, shall be no less than one (1) year.

e.    Termination of Status. Except as otherwise specified herein, the Committee shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award under such circumstances, subject to applicable law and the provisions of the Code.

f.    Acquisition or Liquidation of the Company.

(i) Consequences of an Acquisition. If the Company is to be consolidated with or acquired by another entity in a merger or other reorganization in which the holders of the outstanding voting stock of the Company immediately preceding the consummation of such event shall, immediately following such event, hold, as a group, less than a majority of the voting securities of the surviving or successor entity, or in the event of a sale of all or substantially all of the Company’s assets or otherwise (each, an “Acquisition”), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Committee”), shall, as to outstanding Awards, either (A) make appropriate provision for the continuation of such Awards by substituting on an equitable basis for the shares then subject to such Awards either (1) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition, (2) shares of stock of the surviving or successor corporation or (3) such other securities as the Committee or the Successor Committee deems appropriate, the Fair Market Value of which shall not materially exceed the Fair Market Value of the shares of Common Stock subject to such Awards immediately preceding the Acquisition; or (B) upon written notice to the Participants, provide that all Awards must be exercised, to the extent then exercisable or to be exercisable as a result of the Acquisition, within a specified number of days of the date of such notice, at the end of which period the Awards shall terminate; or (C) terminate all Awards in exchange for a cash payment equal to the excess, if any, of the Fair Market Value of the shares subject to such Awards (to the extent then exercisable or to be exercisable as a result of the Acquisition) over the exercise price thereof, if any; or (D) in the case of Awards that may be settled in whole or in part in cash, provide for equitable treatment of such Awards.

(ii) Substitution of Awards Upon Certain Events. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Committee may grant Awards under the Plan in substitution for stock and stock-based awards issued by such entity or an affiliate thereof. The substitute Awards shall be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

(iii) Liquidation or Dissolution. In the event of the proposed liquidation or dissolution of the Company, each Award, except for Cash Awards already earned, to the extent not then exercised or vested, will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

g.    Withholding. Each Participant shall pay to the Company, or make provisions satisfactory to the Company for payment, of any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax withholding obligation. The Committee may allow

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Participants to satisfy such tax withholding obligations in whole or in part by transferring shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

h.    Amendment of Awards. The Committee may amend, modify or terminate any outstanding Award including, but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, the vesting provisions (subject to the minimum vesting requirements set forth herein), Performance Criteria, or level of achievement of Performance Criteria, and converting an Incentive Stock Option to a Nonstatutory Stock Option; provided that, except as otherwise provided in Section 11(f)(i), the Participant’s consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant; provided, further, that subject to Section 3(c), an Option may not be amended subsequent to its issuance either to reduce the price at which such previously issued Option is exercisable or to extend the period of time for which such previously-issued Option shall be exercisable beyond ten (10) years unless such amendment is approved by the Company’s shareholders. Furthermore, no Option shall be canceled and replaced with Options having a lower exercise price unless such cancellation and exchange is approved by the Company’s shareholders.

i.    Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations, and (iv) the Participant has paid to the Company, or made provisions satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with the Award.

j.    Acceleration. The Committee may at any time provide (i) that any Option shall become immediately exercisable in full or in part, (ii) that Awards that may be settled in whole or in part in cash may become immediately exercisable in full or in part, and (iii) in connection with the disability, death or retirement of a Participant or in connection with an event contemplated by Section 11(f)(i), (A) that any Restricted Stock Award or Restricted Stock Unit shall become exercisable in full or in part or shall be free of some or all restrictions or the risk of forfeiture or (B) that any other Full Value Award shall become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be. The Committee may take the actions contemplated by the preceding sentence despite the fact that such actions may (x) cause the application of Sections 280G and 4999 of the Code if an event contemplated by Section 11(f)(i) occurs, or (y) disqualify all or part of an Option as an Incentive Stock Option. In the event of the acceleration of the exercisability of one or more outstanding Options, including pursuant to Section 11(f)(i), the Committee may provide, as a condition of accelerated exercisability of any or all such Options, that the Common Stock or other substituted consideration, including cash, as to which exercisability has been accelerated shall be restricted and subject to forfeiture back to the Company at the election of the Company at the cost thereof upon termination of employment or other relationship, with the timing and other terms of the vesting of such restricted Common Stock or other consideration being not less favorable to the Participant than the timing and other terms of the superseded vesting schedule of the related Option.

k.    Option or SAR Award Exchange. The Committee may, from time to time, upon obtaining shareholder approval therefor, undertake an exchange program under which employees deemed eligible by the Committee may elect to surrender for cancellation then existing Awards under the Plan or outstanding, unexercised options previously granted under the Company’s 1991 Employee Stock Option Plan, 1997 Employee Stock Option Plan and 1996 Non-Employee Director Stock Option Plan, that have, at the time, an exercise price at or above a level determined by the Board of Directors or the Committee in exchange for cash and/or another Award under the Plan, the form of such consideration to be determined by the Committee.

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l.    Exception to Minimum Vesting Periods. The Committee may grant up to 5% of the maximum, aggregate shares of Common Stock authorized for issuance hereunder in the form of Restricted Stock Awards, Restricted Stock Units and other Awards based upon Common Stock that do not comply with the minimum vesting periods set forth in Sections 6(c), 7(c), 9 and 13.

m.    Compliance with Section 409A. Any other provision of the Plan or any Award to the contrary notwithstanding, the Plan and every Award hereunder shall be construed, administered and enforced as necessary to comply with applicable requirements of Section 409A of the Code and the Treasury and IRS rulings and regulations issued thereunder, so that no Participant shall (without such Participant’s express written consent) incur any of the additional tax or interest liabilities of Section 409A(a)(B) of the Code with respect to any Award. The Plan and each Award are hereby modified and limited as necessary to comply with applicable requirements of Section 409A.

12.	Foreign Jurisdictions.

To the extent that the Committee determines that the material terms set by the Committee or imposed by the Plan preclude the achievement of the material purposes of the Plan in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those terms and provide for such other terms and conditions as the Committee determines to be necessary, appropriate or desirable to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or desirable for such purpose, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders. The Committee shall also have the authority and discretion to delegate the foregoing powers to appropriate officers of the Company.

13.	Grant of Awards to Non-Employee Directors.

Each person who is a member of the Board of Directors and who is not an employee of the Company (each, a “Non-Employee Director”) shall be automatically granted Awards having a Fair Market Value or exercisable for shares having a Fair Market Value, as the case may be, on the day of such grant as follows:

a.    on the date such Non-Employee Director is first elected or appointed to the Board of Directors (other than pursuant to an election at an annual meeting of shareholders, in which case, paragraph b and only paragraph b below shall apply) equal to the value of the Automatic Annual Grant, as prorated daily to reflect the period between the directors date of election or appointment and the date of the next Automatic Annual Grant; and

b.    on the date in each year which is the earlier of (i) the date that the annual meeting of shareholders is held and (ii) the last Thursday in May, equal to $110,000 (“Automatic Annual Grant”).

Awards granted under this Section 13 may be any of the following: Restricted Stock Units, Restricted Stock, Nonstatutory Stock Options, SARs, or cash, or a combination of the foregoing. Awards granted under the Plan shall be in addition to the annual Board and Committee cash retainers paid by the Company to the Non-Employee Directors. The type of Awards granted under this Section 13 shall be determined, in each instance, at the Committee’s discretion (subject to the foregoing limitations). The number of shares, if any, covered by Awards granted under this Section 13 shall be subject to adjustment in accordance with the provisions of Section 3(c) of this Plan. Subject to Section 11(f) and Section 11(j), an Award of Restricted Stock or Restricted Stock Units granted pursuant to this Section 13 shall have a minimum vesting period of no less than one (1) year for Restricted Stock or Restricted Stock Units granted subject to Performance Criteria and no less than three (3) years for all other Restricted Stock or Restricted Stock Units granted, unless such Award is granted under Section 11(l), and shall expire on the date which is ten (10) years after the date of grant of such Award. Any Options, SARs or other cash Awards granted pursuant to this Section 13 may, at the Committee’s discretion, be immediately exercisable or paid in their entirety on the date of grant.

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14.	Miscellaneous.

a.    Definitions.

(i) “Company” for purposes of eligibility under the Plan, shall include Teradyne, Inc. and any present or future subsidiary corporations of Teradyne, Inc., as defined in Section 424(f) of the Code (a “Subsidiary”), and any present or future parent corporation of Teradyne, Inc., as defined in Section 424(e) of the Code. For purposes of Awards other than Incentive Stock Options, the term “Company” shall include any other entity in which the Company has a direct or indirect significant interest, as determined by the Committee in its sole discretion.

(ii) “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(iii) “Employee” for purposes of eligibility under the Plan shall include a person to whom an offer of employment has been extended by the Company and who has actually commenced employment with the Company, whether full or part-time status.

(iv) “Fair Market Value” of the Company’s Common Stock on any date means (i) the closing price (on that date) of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not then traded on a national securities exchange; or (iii) if the Common Stock is not publicly traded, the fair market value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length; provided, that, in all events the Fair Market Value shall represent the Committee’s good faith determination of the fair market value of the Common Stock. The Committee’s determination shall be conclusive as to the Fair Market Value of the Common Stock.

(v) “Full Value Awards” means Restricted Stock, Restricted Stock Units and Awards other than (a) Options or (b) SARs or (c) Cash Awards or (d) other stock-based Awards for which the Participant pays the intrinsic value (whether directly or by forgoing a right to receive a cash payment from the Company).

b.    Legal Consideration for Issuance of Shares. Unless otherwise determined by the Committee, in the case of Awards of Restricted Stock, Restricted Stock Units, or Awards that are settled in whole or in part with shares of Common Stock, to the extent such Awards do not otherwise require the payment by the Participant of cash consideration that exceeds the par value of the shares of Common Stock received in connection therewith, the services rendered or to be rendered by the Participant shall satisfy the legal requirement of payment of par value for such shares of Common Stock.

c.    No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan.

d.    No Rights As Shareholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder thereof.

e.    Effective Date and Term of Plan. The Plan shall become effective on the date on which it is approved by the shareholders of the Company (the “Effective Date”). No Awards shall be granted under the Plan after the completion of ten (10) years from the Effective Date, but Awards previously granted may extend beyond that date.

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f.    Amendment of Plan. The Committee may amend this Plan at any time, provided that any material amendment to the Plan will not be effective unless approved by the Company’s shareholders. For this purpose, a material amendment is any amendment that would (i) other than pursuant to Section 3(c), materially increase either the aggregate number of shares of Common Stock available for issuance under the Plan; or the maximum number of shares of Common Stock issuable in one fiscal year to a Participant; (ii) expand or limit the class of persons eligible to receive Awards or otherwise participate in the Plan; (iii) subject to Section 3(c), reduce the price at which a previously-issued Option is exercisable or extend the period of time for which a previously-issued Option shall be exercisable beyond ten (10) years; (iv) subject to Section 11(f) and Section 11(j), amend the minimum vesting provisions of Full Value Awards; or (v) require shareholder approval pursuant to the requirements of the NYSE and/or any other exchange on which the Company is then listed or pursuant to applicable law.

g.    Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts, exclusive of reference to rules and principles of conflicts of law.

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Teradyne, Inc.

C/O Computershare Trust Company

P.O Box 43078

Providence, RI 02940-3078

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		For	Against	Abstain
1a	James W. Bagley		☐	☐	☐	The Board of Directors recommends you vote 3 YEARS on the following proposal:
1b	Michael A. Bradley		☐	☐	☐			1 year	2 years	3 years	Abstain
1c 1d 1e 1f 1g 1h	Albert Carnesale Daniel W. Christman Edwin J. Gillis Timothy E. Guertin Paul J. Tufano Roy A. Vallee		☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	3

To approve, in a non-binding, advisory vote, that the frequency with which the shareholders of the Company shall have an advisory vote on the compensation of the Company’s named executive officers set forth in the Company’s proxy statement is every year, every two years, or every three years.

								☐	☐	☐	☐

						The Board of Directors recommends you vote FOR proposals 4 and 5.			For	Against	Abstain
						4	To approve the material terms of the performance goals of the 2006 Equity and Cash Compensation Incentive Plan.		☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain	5	To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2011.		☐	☐	☐
2

To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables”.

			☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Shareholder Letter, Form 10-K is/are available at www.proxyvote.com.

TERADYNE, INC. Annual Meeting of Shareholders May 24, 2011 10:00 AM This proxy is solicited by the Board of Directors
The shareholder(s) hereby appoint(s) MICHAEL A. BRADLEY and CHARLES J. GRAY, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TERADYNE, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, EST on May 24, 2011, at Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side